Exhibit 2.1

ASSET PURCHASE AGREEMENT

among:

LEADIS TECHNOLOGY. INC.,

a Delaware corporation;

and

IXYS CH GMBH,

a Swiss entity

Dated as of August 15, 2009

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT is entered into as of August 15, 2009, by and among: LEADIS TECHNOLOGY, INC., a Delaware corporation (the “Seller”) and IXYS CH GmbH, a Swiss entity (the “Purchaser”). Certain capitalized terms used in this Agreement are defined in Exhibit A.

RECITALS

A. The Seller wishes to provide for the sale of the identified assets of the Seller to the Purchaser on the terms set forth in this Agreement.

AGREEMENT

The parties to this Agreement, intending to be legally bound, agree as follows:

1. SALE OF ASSETS; RELATED TRANSACTIONS.

1.1 Sale of Assets. The Seller shall cause to be sold, assigned, transferred, conveyed and delivered to the Purchaser, at the Closing (as defined below), good and valid title to the Assets (as defined below), free of any Encumbrances (other than Permitted Encumbrances), on the terms and subject to the conditions set forth in this Agreement. For purposes of this Agreement, “Assets” shall mean and include: all of the properties, rights, interests and other tangible and intangible assets of the Seller that are related to or used in connection with the Business (wherever located and whether or not required to be reflected on a balance sheet prepared in accordance with generally accepted accounting principles), including any assets acquired by the Seller during the Pre-Closing Period; provided, however, that the Assets shall not include any Excluded Assets.

(a) Without limiting the generality of the foregoing, the Assets shall include:

(i) all inventories and work-in-progress of the Seller related to the Business (including all of those identified in Part 2.7 of the Disclosure Schedule);

(ii) all equipment, materials, prototypes, tools, supplies, vehicles, furniture, fixtures, improvements and other tangible assets related to or used in connection with the Business (including the tangible assets identified in Part 2.8 of the Disclosure Schedule);

(iii) all advertising and promotional materials possessed by the Seller and related to the Business;

(iv) all Intellectual Property and Intellectual Property Rights and related goodwill related to the Business (including the Intellectual Property and Intellectual Property Rights identified in Part 2.10 of the Disclosure Schedule);

(v) all claims (including claims for past infringement or misappropriation of Intellectual Property or Intellectual Property Rights) and causes of action of the Seller against other Persons (regardless of whether or not such claims and causes of action have been asserted by the Seller), and all rights of indemnity, warranty rights, rights of contribution, rights to refunds, rights of reimbursement and other rights of recovery possessed by the Seller (regardless of whether such rights are currently exercisable) that are related to the Business;

(vi) all records, files and data of the Seller related to the Business, excluding accounting books and records; and

(vii) all rights under the Contracts identified on Exhibit C to the Agreement (the “Assumed Contracts”); it being understood that, subject to Section 4.2(t), the list of purchase orders included on Exhibit C is anticipated to be amended immediately prior to the Closing to reflect changes during the Pre-Closing Period in the Ordinary Course of Business.

(b) As to accounting books and records, the Seller shall deliver to the Purchaser at least three business days prior to the Closing (as hereinafter defined) complete and accurate copies (physical and soft copies where available) of all accounting books and records relating to the inventory or the equipment of the Business or shipments of finished goods related to the Business , including invoices for all such shipments.

1.2 Purchase Price.

(a) As consideration for the sale of the Assets to the Purchaser:

(i) at the Closing, the Purchaser shall pay to the Seller, in cash, $2,625,000, plus any amounts required to be paid under Section 1.5(b)(vii);

(ii) six months after the Closing, the Purchaser shall pay to the Seller $875,000 (the “Holdback”); and

(iii) at the Closing, the Purchaser shall assume the Assumed Liabilities by delivering to the Seller an Assumption Agreement in substantially the form of Exhibit B (the “Assumption Agreement”).

(b) For purposes of this Agreement “Assumed Liabilities” shall mean only the obligations of the Seller under the Assumed Contracts, but only to the extent such obligations (A) arise after the Closing Date, (B) do not arise from or relate to any Breach by the Seller of any provision of any of such Assumed Contracts, (C) do not arise from or relate to any event, circumstance or condition occurring or existing on or prior to the Closing Date that, with notice or lapse of time, would constitute or result in a Breach of any of such Contracts, and (D) are ascertainable (in nature and amount) solely by reference to the express terms of such Assumed Contracts and any extrinsic facts that have been disclosed to Purchaser in writing that are expressly identified as relevant to interpreting such express terms; provided, however, that notwithstanding the foregoing, and notwithstanding anything to the contrary contained in this Agreement, the “Assumed Liabilities” shall not include, and the Purchaser shall not be required to assume or to perform or discharge:

(i) any Liability of any Person, except for the Seller;

(ii) any Liability of the Seller arising out of or relating to the execution, delivery, performance or non-performance of any of the Transactional Agreements;

(iii) any Liability of the Seller for any fees, costs or expenses of the type referred to in Section 11.2(a) of the Agreement;

(iv) any Liability of the Seller arising from or relating to any action taken by the Seller, or any failure on the part of the Seller to take any action, at any time;

(v) any Liability of the Seller arising from or relating to (x) any services performed by or products sold by the Seller, or (y) any claim or Proceeding against the Seller;

(vi) any Liability of the Seller for the payment of any Tax;

(vii) any Liability of the Seller to any employee or former employee of the Seller under or with respect to any Seller Employee Plan, profit sharing plan, dental plan or for severance pay, unused vacation time and any other remuneration or benefit related to employment;

(viii) any Liability of the Seller to any Related Party;

(ix) any Liability under any Assumed Contract, if the Seller shall not have obtained, prior to the Closing Date, any Consent required to be obtained from any Person with respect to the assignment or delegation to the Purchaser of any rights or obligations under such Assumed Contract;

(x) any Liability with respect to Seller IP, other than obligations arising after the Closing under inbound and outbound licenses for Intellectual Property assumed by the Purchaser;

(xi) any accounts payable of the Seller that remain unpaid as of the Closing;

(xii) any Liability under any Contract that is not an Assumed Contract;

(xiii) any Liability of the Seller associated with the Seller’s compliance, or failure to comply, with any Legal Requirement;

(xiv) any Liability of the Seller relating to a warranty obligation existing as of the date of this Agreement, including those set forth in an Assumed Contract; or

(xv) any other Liability that is not referred to specifically in this Section 1.2 (b) before the proviso in this sentence.

1.3 Sales Taxes. The Seller shall bear and pay, and shall reimburse the Purchaser and the Purchaser’s affiliates for, any sales taxes, use taxes, transfer taxes, documentary charges, recording fees or similar taxes, charges or fees that may become payable in connection with the sale of the Assets to the Purchaser or in connection with any of the other Transactions.

1.4 Allocation. At or prior to the Closing, the Purchaser shall deliver to the Seller a statement setting forth the Purchaser’s good faith determination of the manner in which the consideration referred to in Sections 1.2(a)(i), 1.2(a)(ii) and 1.2(a)(iii) is to be allocated among the Assets. The allocation prescribed by such statement shall be conclusive and binding upon the Seller for all purposes, and the Seller shall not file any Tax Return or other document with, or make any statement or declaration to, any Governmental Body that is inconsistent with such allocation.

1.5 Closing.

(a) The closing of the sale of the Assets to the Purchaser (the “Closing”) shall take place at the offices of the Purchaser in Milpitas, California, as soon as reasonably practicable after the satisfaction or written waiver of each of the conditions set forth in Section 6 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to fulfillment or waiver of those conditions). “Closing Date” shall mean the time and date as of which the Closing actually takes place.

(b) At the Closing:

(i) the Seller shall execute and deliver to the Purchaser such bills of sale, endorsements, assignments and other documents as determined (in the reasonable judgment of the Purchaser or its counsel) necessary or appropriate to assign, convey, transfer and deliver to the Purchaser good and valid title to the Assets free of any Encumbrances (other than Permitted Encumbrances);

(ii) the Purchaser shall pay to the Seller $2,625,000 in cash as contemplated by Section 1.2(a)(i);

(iii) the Purchaser shall execute and deliver to the Seller the Assumption Agreement;

(iv) the Seller shall deliver to the Purchaser a certificate from the Secretaries of State of the States of Delaware, Arizona and California and each other state or other jurisdiction in which the Seller is qualified to do business as a foreign corporation, each dated within three days prior to the Closing Date, certifying that the Seller is in good standing and that all applicable Taxes and fees of the Seller through and including the Closing Date have been paid;

(v) the Seller shall deliver to the Purchaser executed UCC-2 or UCC-3 termination statements executed by each Person holding a security interest in any Assets as of the Closing Date, which statements will terminate any and all such security interests;

(vi) the Seller shall execute and deliver to the Purchaser a certificate (the “Closing Certificate”) setting forth the representations and warranties of the Seller that (A) each of the representations and warranties made by the Seller in this Agreement was accurate in all respects as of the date of this Agreement, (B) except as expressly set forth in the Closing Certificate, each of the representations and warranties made by the Seller in this Agreement is accurate in all respects as of the Closing Date as if made on the Closing Date, (C) each of the covenants and obligations that the Seller is required to have complied with or performed pursuant to this Agreement at or prior to the Closing has been duly complied with and performed in all respects, and (D) except as expressly set forth in the Closing Certificate, each of the conditions set forth in Sections 6.2(b), 6.3, 6.4, 6.6 and 6.7 has been satisfied in all respects;

(vii) the Purchaser shall pay to the Seller an amount equal to any payments made in the Pre-Closing Period under any of the letters of credit listed in Part 2.11 of the Disclosure Schedule (as such Part may be amended with the express written consent of the Purchaser) for manufactured Products that have not been shipped to a customer by or on behalf of the Seller as of the Closing Date; and

(viii) the Purchaser shall establish one or more letters of credit for the benefit of the Seller in an aggregate amount equal to the outstanding balance, as of the Closing Date, of the letters of credit listed in Part 2.11 of the Disclosure Schedule (as such Part may be amended with the express written consent of the Purchaser), on terms and conditions that are mutually agreeable to the Seller and Purchaser.

2. REPRESENTATIONS AND WARRANTIES OF THE SELLER.

The Seller represents and warrants to and for the benefit of the Indemnitees, subject to such exceptions as are disclosed in writing in the Disclosure Schedule supplied by the Seller to the Purchaser and dated as of the date hereof, which disclosure shall provide an exception to or otherwise qualify the representations and warranties of the Seller specifically referenced in such disclosure, as follows:

2.1 Due Organization; Subsidiaries; Etc.

(a) The Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Seller is duly qualified to do business and is in good standing as a foreign corporation in the states of Arizona and California, and is duly qualified to do business and is in good standing in each jurisdiction except where the failure to be so qualified and in good standing would not be material to the Seller.

(b) Part 2.1 of the Disclosure Schedule lists each Subsidiary of the Seller. Each such Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction identified for such Subsidiary in Part 2.1 of the Disclosure Schedule. Each such Subsidiary is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction except where the failure to be so qualified and in good standing would not be material to the Seller.

2.2 Certificate of Incorporation and Bylaws; Records. The Seller has delivered to (or made available for inspection by) the Purchaser accurate and complete copies of: (a) the certificate of incorporation and bylaws of the Seller, including all amendments thereto; and (b) the minutes and other records of the meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of the shareholders of the Seller, the board of directors of the Seller and the audit committee of the board of directors of the Seller. The books and records of the Seller related to the Business are accurate, up-to-date and complete, have been maintained in accordance with sound and prudent business practices, and are in the actual possession and direct control of the Seller or its Subsidiaries.

2.3 Financial Statements.

(a) Part 2.3 of the Disclosure Schedule contains certain financial information regarding the costs and revenues related to the Business (collectively, the “Financial Statements”). The Financial Statements are true, complete and correct in all material respects.

(b) The financial statements that encompass or include the Business contained in periodic reports and other reports filed by the Seller with the SEC since January 1, 2007 (i) have been prepared from the books and records of the Seller, (ii) complied as to form in all material respects with applicable accounting requirements with respect thereto as of their respective dates, (iii) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated and consistent with each other, (iv) fairly present in all material respects the financial condition of the Seller at the dates indicated, and (v) are true, complete and correct in all material respects.

(c) There are no credits, prepaid expenses, deferred charges, advance payments, security deposits, prepaid items or duties that are related to any of the Assets that are individually or in the aggregate material to the Business.

2.4 Absence Of Changes. Except as set forth in Part 2.4 of the Disclosure Schedule, since December 31, 2008:

(a) there has not been any material loss, damage or destruction to, or any interruption in the use of, any of the Assets (whether or not covered by insurance);

(b) the Seller has not purchased, leased, licensed or otherwise acquired any asset for the Business from any other Person, except in the Ordinary Course of Business;

(c) other than in the Ordinary Course of Business, the Seller has not sold or otherwise transferred, or leased or licensed, any asset related to the Business to any other Person;

(d) the Seller has not paid any bonus or made any profit-sharing or similar payment to, or increased the amount of the wages, salary, commissions, fees, fringe benefits or other compensation or remuneration payable to, any of the Business Employees or independent contractors working in the Business, and the Seller has not made any loans to any of the Business Employees, any Related Party or any independent contractors working in the Business;

(e) no Contract by which any of the assets owned or used by or useful to the Seller in the Business is or was bound, or under which the Seller has or had any rights or interest used or useful in the Business, has been amended or terminated;

(f) the Seller has not incurred, assumed or otherwise become subject to any Liability, other than accounts payable (of the type required to be reflected as current liabilities in the “liabilities” column of a balance sheet prepared in accordance with GAAP) incurred by the Seller in bona fide transactions entered into in the Ordinary Course of Business;

(g) the Seller has not forgiven any debt or otherwise released or waived any right or claim related to the Business;

(h) the Seller has not deferred, failed to pay or otherwise failed to satisfy any Liability related to the Business which is presently due and payable;

(i) the Seller has not assumed or guaranteed any Liabilities of any Person;

(j) except as required by GAAP, the Seller has not changed any of its methods of accounting or accounting practices in any respect;

(k) the Seller has not made any material change in the manner in which it extends discounts, credits or warranties to customers of the Business;

(l) the Seller has not entered into any Contract that imposes any restriction on the right or ability of the Seller to engage in any line of business or to compete with any other Person or contains any most-favored-nation or similar provision;

(m) the Seller has not agreed, committed or offered (in writing or otherwise) to take any of the actions referred to in clauses “(b)” through “(l)” above; and

(n) the Seller has made no payment that is voidable under any section of the United States Bankruptcy Code, 11 United States Code Sections 101 et seq.

2.5 Title To Assets. The Seller owns, and has good and valid title to, all of the Assets, including: all assets referred to in Parts 2.7, 2.8, 2.9 and 2.10 of the Disclosure Schedule and all rights of the Seller under Assumed Contracts. All of the Assets and rights under Assumed Contracts are owned by the Seller free and clear of any Encumbrances (other than Permitted Encumbrances). Part 2.5 of the Disclosure Schedule identifies all of the Assets that are being leased or licensed to the Seller. Except for cash and accounts receivable, the Assets will collectively constitute, as of the Closing Date, all of the properties, rights, interests and other tangible and intangible assets necessary to enable the Seller to conduct the Business (i) in the manner in which such business is currently being conducted and (ii) in the manner in which such business has been proposed by Seller to be conducted as set forth in Part 2.5 of the Disclosure Schedule. Part 2.5 of the Disclosure Schedule contains a complete list of Permitted Encumbrances known to the Seller.

2.6 Customers; Distributors. Part 2.6 of the Disclosure Schedule accurately identifies, and provides an accurate and complete breakdown of the revenues received from, each customer or other Person that (together which such customer’s or other Person’s affiliates) accounted for (a) more than $200,000 of the gross revenues of the Business in 2008 or (b) more than $25,000 of the gross revenues of the Business in 2009. The Seller has not received any notice or other communication (in writing or otherwise), and the Seller has not received any other information, indicating that any customer or other Person identified or required to be identified in Part 2.6 of the Disclosure Schedule intends to cease dealing with the Seller or otherwise materially reduce the volume of business transacted by such Person with the Seller below historical levels. The Seller has not received any notice or other communication (in writing or otherwise), nor has it received any other information, indicating that any distributor of any of the Seller’s products intends to cease acting as a distributor of such products or otherwise dealing with the Seller.

2.7 Inventory. Part 2.7 of the Disclosure Schedule provides an accurate and complete breakdown of all inventory (including raw materials, work in progress and finished goods) of the Business as of July 31, 2009. All of the Seller’s existing inventory related to the Business: (a) is of such quality and quantity as to be usable and saleable by the Seller in the Ordinary Course of Business; (b) is net of any inventory reserves that have been disclosed to Purchaser prior to the date of this Agreement; (c) has been priced at the lower of cost or market value; and (d) is free of any material defect or deficiency. The inventory levels presently maintained by the Seller related to the Business (i) are not excessive in light of the Seller’s normal operating requirements (net of any inventory reserves taken to reduce value) and (ii) are adequate for the conduct of the Seller’s operations in the Ordinary Course of Business.

2.8 Equipment, Etc. Part 2.8 of the Disclosure Schedule accurately identifies all equipment, materials, prototypes, tools, supplies, vehicles, furniture, fixtures, improvements and other tangible assets used in connection with the Business, and accurately sets forth the date of acquisition, original cost and book value of each of said assets. Part 2.8 of the Disclosure Schedule also accurately identifies all tangible assets leased to the Seller and used in the Business. Each asset identified or required to be identified in Part 2.8 of the Disclosure Schedule: (a) is structurally sound, free of defects and deficiencies and in good condition and repair (ordinary wear and tear excepted); (b) complies in all respects with, and is being operated and otherwise used in full compliance with, all applicable Legal Requirements; and (c) is adequate and appropriate for the uses to which it is being put. The assets identified in Part 2.8 of the Disclosure Schedule are adequate for the conduct of the Business in the manner in which it is currently being conducted and in the manner in which such business has been proposed by Seller management to be conducted.

2.9 Real Property. The Seller does not own any real property or any interest in real property, except for leaseholds. The leaseholds created under the real property leases identified in Part 2.9 of the Disclosure Schedule are the only leaseholds where Assets are located. The Seller has delivered or made available to the Purchaser true and complete copies of all real estate leases that are Assumed Contracts. The Seller enjoys peaceful and undisturbed possession of the premises covered by said leases.

2.10 Intellectual Property.

(a) Products and Services. Part 2.10(a) of the Disclosure Schedule accurately identifies each Seller Product currently being designed, developed, manufactured, marketed, distributed, licensed, or sold by the Seller.

(b) Registered IP. Part 2.10(b) of the Disclosure Schedule accurately identifies: (i) each item of Registered IP in which the Seller has or purports to have an ownership interest of any nature (whether exclusively, jointly with another Person, or otherwise) and which is related to the Business; (ii) the jurisdiction in which such item of Registered IP has been registered or filed and the applicable registration or serial number; (iii) any other Person that has an ownership interest in such item of Registered IP and the nature of such ownership interest; and (iv) each Seller Product identified in Part 2.10(a) of the Disclosure Schedule that embodies, utilizes, or is based upon or derived from (or, with respect to Seller Products currently under development, that is expected to embody, utilize, or be based upon or derived from) such item of Registered IP. The Seller has provided to the Purchaser complete and accurate copies of all applications, correspondence with any Governmental Body, and other material documents related to the prosecution, maintenance and enforcement each such item of Registered IP.

(c) Inbound Licenses. Part 2.10(c) of the Disclosure Schedule accurately identifies: (i) each Contract pursuant to which any Intellectual Property Right or Intellectual Property that is related to the Business is or has been licensed, sold, assigned, or otherwise conveyed or provided to the Seller (other than (A) non-exclusive licenses to third-party software that is not incorporated into, or used in the development, manufacturing, testing, distribution, maintenance, or support of, any Seller Product, and (B) any non-customized software that is generally available on standard terms for less than $20,000); and (ii) whether the licenses or rights granted to Seller in each such Contract are exclusive or non-exclusive. No Seller Product utilizes or has ever utilized any of the claims under Patent Application No. 11/901,160.

(d) Outbound Licenses. Part 2.10(d) of the Disclosure Schedule accurately identifies each Contract pursuant to which any Person has been granted any license under, or otherwise has received or acquired any right (whether or not currently exercisable) or interest in, any Seller-Owned IP. The Seller is not bound by, and no Seller IP is subject to, any Contract containing any covenant or other provision that in any way limits or restricts the ability of the Seller to use, exploit, assert, or enforce any Seller IP anywhere in the world.

(e) Royalty Obligations. Part 2.10(e) of the Disclosure Schedule contains a complete and accurate list of all royalties, fees, commissions, and other amounts payable by the Seller to any other Person (other than sales commissions paid to employees according to the Seller’s standard commissions plan) upon or for the manufacture, sale, or distribution of any Seller Product or the use of any Seller IP.

(f) Standard Form IP Agreements. The Seller has provided to the Purchaser a complete and accurate copy of each standard form of Seller IP Contract used by the Seller at any time since January 1, 2008, including each standard form of (i) employee agreement containing any assignment or license of Intellectual Property Rights; (ii) consulting or independent contractor agreement containing any intellectual property assignment or license of Intellectual

Property Rights; and (iii) confidentiality or nondisclosure agreement. Part 2.10(f) of the Disclosure Schedule accurately identifies each Seller IP Contract that deviates in any material respect from the corresponding standard form agreement provided to the Purchaser, including any agreement with an employee, consultant, or independent contractor in which the employee, consultant, or independent contractor expressly reserved or retained rights in any Intellectual Property or Intellectual Property Rights incorporated into or used in connection with any Seller Product or otherwise related to research or development applicable to the Business.

(g) Ownership Free and Clear. The Seller exclusively owns all right, title, and interest to and in the Seller-Owned IP free and clear of any Encumbrances (other than licenses and rights granted pursuant to the Contracts identified in Part 2.10(d) of the Disclosure Schedule). Without limiting the generality of the foregoing:

(i) Perfection of Rights. All documents and instruments necessary to establish, perfect, and maintain the rights of the Seller in the Seller-Owned IP that is Registered IP have been validly executed, delivered, and filed in a timely manner with the appropriate Governmental Body.

(ii) Employees and Contractors. Each Person who is or was an employee or contractor of the Seller and who is or was involved in the creation or development of any Seller Product or Seller-Owned IP has signed a valid, enforceable agreement containing an assignment of Intellectual Property Rights pertaining to such Seller Product or Seller-Owned IP to the Seller and confidentiality provisions protecting the Seller IP. No current or former shareholder, officer, director, or employee of the Seller has any claim, right (whether or not currently exercisable), or interest to or in any Seller-Owned IP. To the actual knowledge of the Seller, no employee of the Seller is (A) bound by or otherwise subject to any Contract restricting him from performing his duties for the Seller or (B) in breach of any Contract with any former employer or other Person concerning Intellectual Property Rights or confidentiality due to his activities as an employee of the Seller.

(iii) Government Rights. No funding, facilities, or personnel of any Governmental Body or any public or private university, college, or other educational or research institution were used, directly or indirectly, to develop or create, in whole or in part, any Seller-Owned IP.

(iv) Protection of Proprietary Information. The Seller has taken all reasonable steps to maintain the confidentiality of all information that both is proprietary and pertains to Seller IP and related Intellectual Property Rights.

(v) Past IP Dispositions. Since January 1, 2005, the Seller has not assigned or otherwise transferred ownership of, or agreed to assign or otherwise transfer ownership of, any Intellectual Property Right related to the Business to any other Person.

(vi) Standards Bodies. The Seller is not and has never been a member or promoter of, or a contributor to, any industry standards body or similar organization that requires or obligates the Seller to grant or offer to any other Person any license or right to any Seller-Owned IP.

(vii) Sufficiency. The Seller owns or otherwise has, and after the Closing the Purchaser will have, all Intellectual Property Rights material to the conduct of the Business as currently conducted and in the manner in which such business has been proposed by Seller Management to be conducted.

(viii) Unpatented Technology. Except as set forth in Part 2.10(g)(viii) of the Disclosure Schedule, the Seller has not elected not to file a patent application for any technology (A) for which an invention disclosure or similar form was prepared, or (B) for which outside patent counsel was consulted with respect to a potential patent application filing.

(h) Valid and Enforceable. All Seller-Owned IP is valid, subsisting, and enforceable. Without limiting the generality of the foregoing:

(i) Misuse and Inequitable Conduct. The Seller has not engaged in patent or copyright misuse or any fraud or inequitable conduct in connection with any Seller IP that is Registered IP.

(ii) Trademarks. To the actual knowledge of the Seller, no trademark or trade name owned, used, or applied for by the Seller and related to the Business conflicts or interferes with any trademark or trade name owned, used, or applied for by any other Person.

(iii) Legal Requirements and Deadlines. Each item of Seller-Owned IP that is Registered IP is and at all times has been in compliance with all legal requirements and all filings, payments, and other actions required to be made or taken to maintain such item of Seller-Owned IP in full force and effect have been made by the applicable deadline. No application for a patent or a copyright, mask work, or trademark registration or any other type of Registered IP filed by or on behalf of the Seller at any time since January 1, 2005 and pertaining to the Business has been abandoned, allowed to lapse, or rejected. Part 2.10(h)(iii) of the Disclosure Schedule accurately identifies and describes as of the date of this Agreement each action, filing, and payment that must be taken or made on or before the date that is 120 days after the date of this Agreement in order to maintain such item of Seller-Owned IP in full force and effect.

(iv) Interference Proceedings and Similar Claims. No interference, opposition, reissue, reexamination, or other Proceeding is or since January 1, 2005 has been pending or, to the knowledge of the Seller, threatened, in which the scope, validity, or enforceability of any Seller-Owned IP is being or has been contested or challenged. To the knowledge of the Seller, there is no basis for a claim that any Seller-Owned IP is invalid or unenforceable.

(i) Third-Party Infringement of Company IP. To the actual knowledge of the Seller, since January 1, 2005 no Person has infringed, misappropriated, or otherwise violated, and no Person is currently infringing, misappropriating, or otherwise violating, any Seller IP. Part 2.10(i) of the Disclosure Schedule accurately identifies (and the Seller has provided to the Purchaser a complete and accurate copy of) each letter or other written or electronic communication or correspondence that has been sent or otherwise delivered by or to the Seller or any Representative of the Seller regarding any actual, alleged, or suspected infringement or misappropriation of any Seller IP, and provides a brief description of the current status of the matter referred to in such letter, communication, or correspondence.

(j) Effects of This Transaction. Neither the execution, delivery, or performance of this Agreement (or any of the ancillary agreements) nor the consummation of any of the transactions contemplated by this Agreement (or any of the ancillary agreements) will, with or without notice or lapse of time, result in, or give any other Person the right to cause or declare, (i) a loss of, or Encumbrance on, any Seller IP; (ii) a breach of or default under any Seller IP Contract; (iii) the release, disclosure, or delivery of any Seller-Owned IP by or to any escrow agent or other Person; or (iv) the grant, assignment, or transfer to any other Person of any license or other right or interest under, to, or in any of the Seller-Owned IP.

(k) No Infringement of Third Party IP Rights. In connection with the Business, the Seller has never infringed (directly, contributorily, by inducement, or otherwise), misappropriated, or otherwise violated or made unlawful use of any Intellectual Property Right of any other Person. No Seller Product, and, to the knowledge of the Seller, no method or process used in the manufacturing of any Seller Product, infringes, violates, or makes unlawful use of any Intellectual Property Right of, or contains any Intellectual Property misappropriated from, any other Person. Without limiting the generality of the foregoing:

(i) Infringement Claims. In connection with the Business, no infringement, misappropriation, or similar claim or Proceeding is pending or, to the knowledge of the Seller, threatened against the Seller or against any other Person who is or may be entitled to be indemnified, defended, held harmless, or reimbursed by the Seller with respect to such claim or Proceeding. In connection with the Business, the Seller has never received any notice or other communication (in writing or otherwise) relating to any actual, alleged, or suspected infringement, misappropriation, or violation by the Seller, any of their employees or agents, or any Seller Product of any Intellectual Property Rights of another Person, including any letter or other communication suggesting or offering that the Seller obtain a license to any Intellectual Property Right of another Person.

(ii) Other Infringement Liability. The Seller is not bound by any Contract to indemnify, defend, hold harmless, or reimburse any other Person with respect to, or otherwise assumed or agreed to discharge or otherwise take responsibility for, any existing or potential intellectual property infringement, misappropriation, or similar claim related to the Business (other than indemnification provisions in the Seller’s standard forms of Seller IP Contracts).

(iii) Infringement Claims Affecting In-Licensed IP. To the knowledge of the Seller, no claim or Proceeding involving any Intellectual Property or Intellectual Property Right licensed to the Seller and related to the Business is pending or has been threatened, except for any such claim or Proceeding that, if adversely determined, would not adversely affect the design, development, manufacturing, marketing, distribution, provision, licensing or sale of any Seller Product.

2.11 Contracts.

(a) Part 2.11 of the Disclosure Schedule identifies each Seller Contract, except for any Immaterial Contract. The Seller has delivered to the Purchaser accurate and complete copies of all Contracts identified in Part 2.11 of the Disclosure Schedule, including all amendments thereto. Each Seller Contract is valid and in full force and effect. All Seller Contracts are in written form.

(b) Except as set forth in Part 2.11 of the Disclosure Schedule: (i) no Person has violated or breached, or declared or committed any default under, any Seller Contract; (ii) no event has occurred, and no circumstance or condition exists, that would reasonably be expected to (with or without notice or lapse of time) (A) result in a violation or breach of any of the provisions of any Seller Contract, (B) give any Person the right to declare a default or exercise any remedy under any Seller Contract, (C) give any Person the right to accelerate the maturity or performance of any Seller Contract, or (D) give any Person the right to cancel, terminate or modify any Seller Contract; (iii) the Seller has not received any notice or other communication (in writing or otherwise) regarding any actual, alleged, possible or potential violation or breach of, or default under, any Seller Contract; and (iv) the Seller has not waived any right under any Seller Contract.

(c) To the actual knowledge of the Seller, each Person against which the Seller has or may acquire any rights under any Assumed Contract is solvent and is able to satisfy all of such Person’s current and future monetary obligations and other obligations and Liabilities thereunder.

(d) The performance of the Seller Contracts does not and will not result in any violation of or failure to comply with any Legal Requirement.

(e) No Person is renegotiating, or has the right to renegotiate, any amount paid or payable to the Seller under any Seller Contract or any other term or provision of any Seller Contract.

(f) The Seller has no actual knowledge of any basis upon which any party to any Assumed Contract may object to (i) the assignment to the Purchaser of any right under such Assumed Contract, or (ii) the delegation to or performance by the Purchaser of any obligation under such Assumed Contract.

(g) The Assumed Contracts collectively constitute all of the Contracts necessary to enable the Seller to conduct the Business in the manner in which such business is currently being conducted and in the manner in which such business has been proposed by Seller management to be conducted.

(h) Part 2.11 of the Disclosure Schedule identifies and provides an accurate and complete description of each proposed Contract that relates to the operation of the Business as to which any bid, offer, written proposal, term sheet or similar document has been submitted or received by the Seller.

2.12 Major Suppliers.

(a) Part 2.12 of the Disclosure Schedule provides an accurate and complete breakdown of any customer deposits or other deposits held by the Seller as of the date of this Agreement that relate to the Business.

(b) Part 2.12 of the Disclosure Schedule accurately identifies, and provides an accurate and complete breakdown of the amounts paid to, each supplier to the Business that received (i) more than $100,000 in the aggregate from the Seller in 2008 or (ii) more than $25,000 in the aggregate from the Seller in the first six months of 2009.

(c) The Seller has not received any notice or other communication (in writing or otherwise), nor has it received any other information, indicating that any supplier listed in Part 2.12 of the Disclosure Schedule intends cease acting as a supplier to the Seller.

2.13 Compliance with Legal Requirements. Except as set forth in Part 2.13 of the Disclosure Schedule: (a) the Seller is in compliance with each Legal Requirement that is applicable to it or to the conduct of the Business or the ownership or use of any of the Assets; (b) the Seller has at all times been in compliance with each Legal Requirement that is or was applicable to it or to the conduct of the Business or the ownership or use of any of the Assets; (c) no event has occurred, and no condition or circumstance exists, that would reasonably be expected to (with or without notice or lapse of time) constitute or result directly or indirectly in a violation by the Seller of, or a failure on the part of the Seller to comply with, any such Legal Requirement; and (d) the Seller has not received, at any time, any notice or other communication (in writing or otherwise) from any Governmental Body or any other Person regarding (i) any actual or alleged violation of, or failure to comply with, any such Legal Requirement, or (ii) any actual or alleged obligation on the part of the Seller to undertake, or to bear all or any portion of the cost of, any cleanup or any remedial, corrective or response action of any nature. The Seller has delivered to the Purchaser an accurate and complete copy of each report, study, survey or other document to which the Seller has access that addresses or otherwise relates to the compliance of the Seller with, or the applicability to the Seller of, any Legal Requirement with the scope of the immediately foregoing sentence. To the actual knowledge of the Seller, no Governmental Body has proposed any Legal Requirement that, if adopted or otherwise put into effect, (A) would reasonably be expected to have an adverse effect on the Business or the ability of the Seller to comply with or perform any covenant or obligation under any of the Transactional Agreements, or (B) would reasonably be expected to have the effect of preventing, delaying, making illegal or otherwise interfering with any of the Transactions.

2.14 Governmental Authorizations. Part 2.14 of the Disclosure Schedule identifies: each Governmental Authorization that is held by the Seller that relates to or is used in connection with the Business, excluding the certificate of incorporation, foreign qualifications of Seller and local business licenses. The Seller has delivered to the Purchaser accurate and complete copies of all of the Governmental Authorizations identified in Part 2.14 of the Disclosure Schedule, including all renewals thereof and all amendments thereto. Each Governmental Authorization identified or required to be identified in Part 2.14 of the Disclosure Schedule is valid and in full force and effect. Except as set forth in Part 2.14 of the Disclosure Schedule: (a) the Seller is and

has at all times been in compliance with all of the terms and requirements of each Governmental Authorization identified or required to be identified in Part 2.14 of the Disclosure Schedule; (b) no event has occurred, and no condition or circumstance exists, that would reasonably be expected to (with or without notice or lapse of time) (i) constitute or result directly or indirectly in a violation of or a failure to comply with any term or requirement of any Governmental Authorization identified or required to be identified in Part 2.14 of the Disclosure Schedule, or (ii) result directly or indirectly in the revocation, withdrawal, suspension, cancellation, termination or modification of any Governmental Authorization identified or required to be identified in Part 2.14 of the Disclosure Schedule; (c) the Seller has never received any notice or other communication (in writing or otherwise) from any Governmental Body or any other Person regarding (i) any actual or alleged violation of or failure to comply with any term or requirement of any Governmental Authorization, or (ii) any actual or threatened revocation, withdrawal, suspension, cancellation, termination or modification of any Governmental Authorization; and (d) all applications required to have been filed for the renewal of the Governmental Authorizations required to be identified in Part 2.14 of the Disclosure Schedule have been duly filed on a timely basis with the appropriate Governmental Bodies, and each other notice or filing required to have been given or made with respect to such Governmental Authorizations has been duly given or made on a timely basis with the appropriate Governmental Body, excluding the certificate of incorporation, foreign qualifications of Seller and local business licenses. Excluding the certificate of incorporation, foreign qualifications of Seller and local business licenses, the Governmental Authorizations identified in Part 2.14 of the Disclosure Schedule constitute all of the Governmental Authorizations necessary (A) to enable the Seller to conduct the Business in the manner in which such business is currently being conducted and in the manner in which such business has been proposed by Seller management to be conducted, and (B) to permit the Seller to own and use the Assets in the manner in which they are currently owned and used and in the manner in which they are proposed by Seller management to be owned and used.

2.15 Tax Matters.

(a) The Seller has filed all Tax Returns that it was required to file under applicable Legal Requirements. All such Tax Returns were correct and complete in all respects and have been prepared in substantial compliance with all applicable Legal Requirements. All Taxes due and owing by the Seller (whether or not shown on any Tax Return) have been paid. The Seller is not currently the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where the Seller does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Encumbrances for Taxes (other than Taxes not yet due and payable) upon any of the assets of the Seller.

(b) The Seller has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party related to the Business.

2.16 Employee And Labor Matters.

(a) Part 2.16(a) of the Disclosure Schedule accurately sets forth, with respect to each employee of the Seller identified in Part 2.16(a) of the Disclosure Schedule (each, a “Business Employee”):

(i) the name of such employee and the date as of which such employee was originally hired by the Seller;

(ii) such employee’s title, and a brief description of such employee’s duties and responsibilities;

(iii) the aggregate dollar amount of the compensation (including wages, salary, commissions, director’s fees, fringe benefits, bonuses, profit-sharing payments and other payments or benefits of any type) received by such employee from the Seller with respect to services performed in 2008 and 2009, as well as any changes to the foregoing to which the Seller is contractually obligated for future periods, whether or not contingent;

(iv) such employee’s annualized compensation as of the date of this Agreement; and

(v) any Governmental Authorization that is held by such employee and that relates to or is used in connection with the Seller’s business.

(b) To the actual knowledge of the Seller:

(i) no Business Employee of the Seller intends to terminate his employment with the Seller or to refuse employment with the Purchaser after the Closing;

(ii) no Business Employee of the Seller has received an offer to join a business that may be competitive with the Business; and

(iii) no Business Employee is a party to or is bound by any confidentiality agreement, noncompetition agreement or other Contract (with any Person) that may have an adverse effect on: (A) the performance by such employee of any of his duties or responsibilities as an employee of the Seller; or (B) the Business or the operations thereof.

(c) No Business Employee is entitled to any form of compensation in connection with the consummation of the Transactions or his continued employment with the Seller or the acquirer of the Business, including any “stay” bonus or retention payment, whether or not contingent.

(d) Part 2.16(d) of the Disclosure Schedule accurately sets forth, with respect to each independent contractor of the Seller who works on product development or engineering matters that are related to the Business, or who has done so since January 1, 2008:

(i) the name of such independent contractor and the date as of which such independent contractor was originally hired by the Seller;

(ii) a description of such independent contractor duties and responsibilities; and

(iii) any Governmental Authorization that is held by such independent contractor and that relates to or is used in connection with the Seller’s business.

(e) The Seller is not a party to or bound by, and the Seller has never been a party to or bound by, any union contract, collective bargaining agreement or similar Contract. Part 2.16(e) of the Disclosure Schedule lists each employment agreement, consulting agreement, offer letter or similar agreement between the Seller and any Business Employee or consultant or independent contractor of the Seller. The employment of each Business Employee is “at will” (except for non-US employees of the Seller or any of its Subsidiaries located in a jurisdiction that does not recognize the concept of “at will” employment). The Seller has provided Purchaser with true, correct and complete copies of any employment agreement between Seller and a Business Employee.

(f) There are no actions, suits, claims, labor disputes or grievances pending or, to the knowledge of the Seller, threatened or reasonably anticipated relating to any labor, safety or other matters involving any Business Employee, including, without limitation, charges of unfair labor practices or discrimination complaints.

2.17 Employee Benefit Plans and Compensation.

(a) The Seller has never maintained, established, sponsored, participated in, or contributed to any: (i) Seller Pension Plan subject to Title IV of ERISA; or (ii) “multiemployer plan” within the meaning of Section (3)(37) of ERISA.

(b) No Seller Employee Plan provides (except at no cost to the Seller), or reflects or represents any liability of the Seller to provide, retiree life insurance, retiree health benefits or other retiree employee welfare benefits to any Person for any reason, except as may be required by COBRA or other applicable Legal Requirements. Other than commitments made that involve no future costs to the Seller, the Seller has never represented, promised or contracted (whether in oral or written form) to any Business Employee (either individually or to Business Employees as a group) or any other Person that such Business Employee(s) or other person would be provided with retiree life insurance, retiree health benefit or other retiree employee welfare benefits, except to the extent required by applicable Legal Requirements.

(c) Except as set forth in Part 2.17(c) of the Disclosure Schedule, and except as expressly required or provided by this Agreement, neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Seller Employee Plan, trust or loan that will or would reasonably be expected to result (either alone or in connection with any other circumstance or event) in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Business Employee.

(d) Except as set forth in Part 2.17(d) of the Disclosure Schedule, the Seller: (i) is, and at all times has been, in substantial compliance with all applicable Legal Requirements respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to the Business Employees, including the health care continuation requirements of COBRA, the requirements of FMLA, the requirements of HIPAA and any similar provisions of state law; (ii) has withheld and reported all amounts required by applicable Legal Requirements or by Contract to be withheld and reported with respect to wages, salaries and other payments to Business Employees; (iii) is not liable for any arrears of wages or any taxes or any penalty for failure to comply with the Legal Requirements applicable of the foregoing; and (iv) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Body with respect to unemployment compensation benefits, social security or other benefits or obligations for Business Employees (other than routine payments to be made in the normal course of business and consistent with past practice).

(e) To the knowledge of the Seller, no Business Employee is obligated under any Contract or subject to any judgment, decree, or order of any court or other Governmental Body that would interfere with the Business. Neither the execution nor the delivery of this Agreement, nor the carrying on of the Business as presently conducted will, to the knowledge of the Seller, conflict with, result in a breach of the terms, conditions or provisions of, or constitute a default under, any Contract under which any of such Business Employees is now bound.

2.18 Environmental Matters.

(a) The Seller is not liable or potentially liable for any response cost or natural resource damages under Section 107(a) of CERCLA, or under any other so-called “superfund” or “superlien” law or similar Legal Requirement, at or with respect to any site.

(b) The Seller has never received any notice or other communication (in writing or otherwise) from any Governmental Body or other Person regarding any actual or alleged Liability arising from or relating to the presence, generation, manufacture, production, transportation, importation, use, treatment, refinement, processing, handling, storage, discharge, release, emission or disposal of any Hazardous Material. No Person has ever commenced or threatened to commence any contribution action or other Proceeding against the Seller in connection with any such actual or alleged Liability; and no event has occurred, and no condition or circumstance exists, that would reasonably be expected to directly or indirectly give rise to, or result in the Seller becoming subject to, any such Liability.

(c) Except as set forth in Part 2.18 of the Disclosure Schedule, the Seller has never generated, manufactured, produced, transported, imported, used, treated, refined, processed, handled, stored, discharged, released or disposed of any Hazardous Material (whether lawfully or unlawfully). Except as set forth in Part 2.18 of the Disclosure Schedule, the Seller has never permitted (knowingly or otherwise) any Hazardous Material to be generated, manufactured, produced, used, treated, refined, processed, handled, stored, discharged, released or disposed of (whether lawfully or unlawfully): (i) on or beneath the surface of any real property that is, or that has at any time been, owned by, leased to, controlled by or used by the Seller; (ii) in or into any surface water, groundwater, soil or air associated with or adjacent to any such real property; or (iii) in or into any well, pit, pond, lagoon, impoundment, ditch, landfill, building, structure, facility, improvement, installation, equipment, pipe, pipeline, vehicle or storage container that is or was located on or beneath the surface of any such real property or that is or has at any time been owned by, leased to, controlled by or used by the Seller.

(d) To the actual knowledge of the Seller, all property that is owned by, leased to, controlled by or used by the Seller, and all surface water, groundwater, soil and air associated with or adjacent to such property: (i) is in clean and healthful condition; (ii) is free of any Hazardous Material and any harmful chemical or physical conditions; and (iii) is free of any environmental contamination of any nature.

(e) To the actual knowledge of the Seller, each storage tank or other storage container that is or has been owned by, leased to, controlled by or used by the Seller, or that is located on or beneath the surface of any real property owned by, leased to, controlled by or used by the Seller: (i) is in sound condition; and (ii) has been demonstrated by accepted testing methodologies to be free of any corrosion or leaks.

2.19 Sale of Products.

(a) Each product that has been sold, licensed or distributed by the Seller to any Person in connection with the operation of the Business: (i) conformed and complied in all material respects with the terms and requirements of any applicable warranty or other Contract; (ii) conformed and complied in all respects with the terms and requirements of all applicable Legal Requirements; and (iii) was free of any material design defects, construction defects or other defects or deficiencies at the time of sale. The Purchaser will not incur or otherwise become subject to any Liability arising directly or indirectly from any product manufactured or sold, or any service provided, by the Seller and related to the Business on or at any time prior to the Closing Date. No product manufactured or sold by the Seller and related to the Business has been the subject of any recall or other similar action; and no event has occurred, and no condition or circumstance exists, that might (with or without notice or lapse of time) directly or indirectly give rise to or serve as a basis for any such recall or other similar action relating to any such product.

(b) There are no existing or, to the knowledge of the Seller, threatened product liability, warranty or other similar claims against the Seller alleging that any products or services of the Business are defective or fail to meet any product or service warranties. There are no Liabilities for warranty or other claims or returns with respect to any products or services of the Business relating to any such defects or failures.

2.20 Related Party Transactions. Except as set forth in Part 2.20 of the Disclosure Schedule: (a) no Related Party has any direct or indirect interest of any nature in any of the Assets (b) since December 31, 2007, no Related Party has entered into, or has had any direct or indirect financial interest in, any Seller Contract, transaction or business dealing of any nature involving the Seller and the Business; (c) no Related Party is competing, or has at any time since

December 31, 2007 competed, directly or indirectly, with the Business; (d) no Related Party has any claim or right against the Assets; and (e) no event has occurred, and no condition or circumstance exists, that would reasonably be expected to (with or without notice or lapse of time) directly or indirectly give rise to or serve as a basis for any claim or right in favor of any Related Party against the Seller.

2.21 Certain Payments, Etc. The Seller has not, and no officer, employee, agent or other Person associated with or acting for or on behalf of the Seller has, at any time, directly or indirectly: (a) used any corporate funds (i) to make any unlawful political contribution or gift or for any other unlawful purpose relating to any political activity, (ii) to make any unlawful payment to any governmental official or employee, or (iii) to establish or maintain any unlawful or unrecorded fund or account of any nature; (b) made any false or fictitious entry, or failed to make any entry that should have been made, in any of the books of account or other records of the Seller; (c) made any payoff, influence payment, bribe, rebate, kickback or unlawful payment to any Person; (d) performed any favor or given any gift which was not deductible for federal income tax purposes; (e) made any payment (whether or not lawful) to any Person, or provided (whether lawfully or unlawfully) any favor or anything of value (whether in the form of property or services, or in any other form) to any Person, for the purpose of obtaining or paying for (i) favorable treatment in securing business, or (ii) any other special concession; (f) violated any provision of the Foreign Corrupt Practices Act of 1977; or (g) agreed, committed or offered (in writing or otherwise) to take any of the actions described in clauses “(a)” through “(f)” above.

2.22 Proceedings; Orders. Except as set forth in Part 2.22 of the Disclosure Schedule, there is no pending Proceeding, and no Person has threatened to commence any Proceeding: (a) that involves the Seller or that otherwise affects, or would reasonably be expected to affect, the Business or any of the Assets (whether or not the Seller is named as a party thereto); or (b) that challenges, or that would reasonably be expected to have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the Transactions. Except as set forth in Part 2.22 of the Disclosure Schedule, no event has occurred, and no claim, dispute or other condition or circumstance exists, that would reasonably be expected to directly or indirectly give rise to or serve as a basis for the commencement of any such Proceeding. The Seller has delivered to the Purchaser accurate and complete copies of all pleadings, correspondence and other written materials (to which the Seller has access) that relate to the Proceedings identified in Part 2.22 of the Disclosure Schedule. There is no Order to which the Seller or any of the Assets is subject; and none of the Related Parties is subject to any Order that relates to the Business or to any of the Assets. To the knowledge of the Seller, no Business Employee is subject to any Order that would reasonably be expected to prohibit such employee from engaging in or continuing any conduct, activity or practice relating to the Business. To the knowledge of the Seller, there is no proposed Order that, if issued or otherwise put into effect, (i) would reasonably be expected to have an adverse effect on the Business, the Assets, or the prospects of the Business or on the ability of the Seller to comply with or perform any covenant or obligation under any of the Transactional Agreements, or (ii) would reasonably be expected to have the effect of preventing, delaying, making illegal or otherwise interfering with any of the Transactions.

2.23 Solvency. The Seller has not, at any time, (a) made a general assignment for the benefit of creditors, (b) filed, or had filed against it, any bankruptcy petition or similar filing, (c) suffered the attachment or other judicial seizure of all or a substantial portion of its assets, (d) admitted in writing its inability to pay its debts as they become due, (e) been convicted of, or pleaded guilty or no contest to, any felony, or (f) taken or been the subject of any action that would reasonably be expected to have an adverse effect on its ability to comply with or perform any of its covenants or obligations under any of the Transactional Agreements. Immediately after giving effect to the consummation of the Transactions, (i) the Seller will be able to pay its Liabilities as they become due, (ii) the Seller will not have unreasonably small capital with which to conduct its present or proposed businesses, (iii) the Seller will have assets (calculated at fair market value) that exceed its Liabilities, and (iv) taking into account all pending and threatened Proceedings, final judgments against the Seller in actions for money damages are not reasonably expected to be rendered at a time when, or in amounts such that, Seller will be unable to satisfy any such judgments promptly in accordance with their terms (taking into account the maximum probable amount of such judgments in any such actions and the earliest reasonable time at which such judgments might be rendered), as well as all other obligations of the Seller. The cash available to the Seller, after taking into account all other anticipated uses of the cash, will be sufficient to pay all debts of, and judgments against, the Seller promptly in accordance with their terms.

2.24 Authority; Binding Nature Of Agreements. The Seller has the absolute and unrestricted right, power and authority to enter into and to perform its obligations under each of the Transactional Agreements to which it is or may become a party; and the execution, delivery and performance by the Seller of the Transactional Agreements to which it is or may become a party have been duly authorized by all necessary action on the part of the Seller and its shareholders, board of directors and officers. This Agreement constitutes the legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms. Upon the execution of each of the other Transactional Agreements at the Closing, each of such other Transactional Agreements to which the Seller is a party will constitute the legal, valid and binding obligation of the Seller and will be enforceable against the Seller in accordance with its terms.

2.25 Non-Contravention; Consents.

(a) Except as set forth in Part 2.25 of the Disclosure Schedule, neither the execution and delivery of any of the Transactional Agreements, nor the consummation or performance of any of the Transactions, will directly or indirectly (with or without notice or lapse of time):

(i) contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which the Seller, or any of the Assets is subject;

(ii) cause the Purchaser or any affiliate of the Purchaser to become subject to, or to become liable for the payment of, any Tax;

(iii) cause any of the Assets to be reassessed or revalued by any taxing authority or other Governmental Body;

(iv) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is to be included in the Assets or is held by any Business Employee;

(v) contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Contract to which the Seller is a party;

(vi) give any Person the right to (A) declare a default or exercise any remedy under any Contract to which the Seller is a party, (B) accelerate the maturity or performance of any Contract to which the Seller is a party, or (C) cancel, terminate or modify any Contract to which the Seller is a party; or

(vii) result in the imposition or creation of any Encumbrance upon or with respect to any of the Assets.

(b) Except as set forth in Part 2.25 of the Disclosure Schedule, the Seller is not and will not be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with the execution and delivery of any of the Transactional Agreements or the consummation or performance of any of the Transactions.

2.26 Brokers. The Seller has not agreed or become obligated to pay, or taken any action that would result in any Person claiming to be entitled to receive, any brokerage commission, finder’s fee or similar commission or fee in connection with any of the Transactions.

2.27 Insurance. Part 2.27 of the Disclosure Schedule lists all current claims that have been submitted under insurance policies covering Seller and relating to the Business or the Assets. None of the claims listed in Part 2.27 of the Disclosure Schedule have been denied insurance coverage that has been requested. The Seller has submitted all known claims relating to the Business or the Assets to its insurance policy carriers.

2.28 Full Disclosure. None of the Transactional Agreements contains any untrue statement of fact; and none of the Transactional Agreements omits to state any fact necessary to make any of the representations, warranties or other statements or information contained therein not misleading. All of the information set forth in the Disclosure Schedule, including all updates thereto, is accurate and complete in all respects.

3. REPRESENTATIONS AND WARRANTIES OF THE PURCHASER.

The Purchaser represents and warrants, to and for the benefit of the Seller, as follows:

3.1 Authority; Binding Nature Of Agreements. The Purchaser has the absolute and unrestricted right, power and authority to enter into and perform its obligations under this Agreement, and the execution and delivery of this Agreement by the Purchaser have been duly authorized by all necessary action on the part of the Purchaser and its board of directors. The Purchaser has the absolute and unrestricted right, power and authority to enter into and perform its obligations under the Assumption Agreement, and the execution, delivery and performance of the Assumption Agreement by the Purchaser have been duly authorized by all necessary action on the part of the Purchaser and its board of directors. This Agreement constitutes the legal, valid and binding obligation of the Purchaser, enforceable against it in accordance with its terms. Upon the execution and delivery of the Assumption Agreement at the Closing, the Assumption Agreement will constitute the legal, valid and binding obligations of the Purchaser, enforceable against the Purchaser in accordance with their terms.

3.2 Brokers. The Purchaser has not become obligated to pay, and has not taken any action that would result in any Person claiming to be entitled to receive, any brokerage commission, finder’s fee or similar commission or fee in connection with any of the Transactions.

4. PRE-CLOSING COVENANTS OF THE SELLER.

4.1 Access And Investigation. The Seller shall ensure that, at all times during the Pre-Closing Period: (a) the Seller and its Representatives provide the Purchaser and its Representatives with reasonable access to the Seller’s Representatives, personnel and assets and to all existing books, records, work papers and other documents and information relating to the Business; (b) the Seller and its Representatives provide the Purchaser and its Representatives with such copies of existing books, records, work papers and other documents and information relating to the Business as the Purchaser may reasonably request; and (c) the Seller and its Representatives shall compile and provide the Purchaser and its Representatives with such additional financial, operating and other data and information relating to the Business as the Purchaser may reasonably request.

4.2 Operation Of Business. The Seller shall ensure that, during the Pre-Closing Period:

(a) the Seller conducts the Business exclusively in the Ordinary Course of Business and in the same manner as such operations have been conducted prior to the date of this Agreement, and in compliance with all applicable Legal Requirements;

(b) the Seller (i) preserves intact its current Business organization, (ii) keeps available the services of Business Employees, (iii) maintains its relations and good will with all suppliers, customers, landlords, creditors, licensors, licensees, employees, independent contractors and other Persons having relationships with the Business, and (iv) promptly repairs, restores or replaces any Assets that are destroyed or damaged;

(c) the Seller keeps in full force all of its insurance policies;

(d) the Seller pays all of the debts, accounts payable and Taxes related to the Business when due, subject to good faith disputes;

(e) the Seller gives reasonable advance notice to the Purchaser prior to allowing any Assumed Contract or any right thereunder to lapse or terminate by its terms;

(f) the officers of the Seller confer regularly with the Purchaser concerning operational matters and otherwise report regularly to the Purchaser concerning the status of the Business, the Assets, and the prospects of the Business;

(g) the Purchaser is notified promptly of any inquiry, proposal or offer from any Person relating to any Acquisition Transaction;

(h) the Seller does not effect or become a party to any Acquisition Transaction;

(i) the Seller does not make any capital expenditure related to the Business, except for capital expenditures that are made in the Ordinary Course of Business and that, when added to all other capital expenditures related to the Business during the Pre-Closing Period, do not exceed $25,000 in the aggregate;

(j) the Seller does not enter into any Contract (other than an Immaterial Contract) related to the Business or permit any of the Assets to become bound by any Contract (other than Immaterial Contracts);

(k) the Seller does not incur, assume or otherwise become subject to any Liability, except for current liabilities (of the type required to be reflected in the “liabilities” column of a balance sheet prepared in accordance with GAAP) incurred in the Ordinary Course of Business;

(l) the Seller does not (i) hire any additional Business Employees, or consultants or independent contractors to provide services related to the Business; (ii) terminate the employment, change the title, office or position, or materially reduce the responsibilities of any Business Employees; or (iii) enter into, amend or extend the term of any employment or consulting agreement with any Business Employee, consultant or independent contractor, including any such agreement that promises to grant or pay any severance, retention or termination pay or the acceleration of vesting or other benefits;

(m) the Seller does not establish or adopt any Seller Employee Plan, or pay any bonus or make any profit-sharing or similar payment to, or increase the amount of the wages, salary, commissions, fees, fringe benefits or other compensation or remuneration payable to, any of the Business Employees or independent contractors who work on matters related to the Business;

(n) the Seller does not commence or settle any Proceeding related to the Business or the Assets;

(o) the Seller does not (i) transfer or license to any Person any rights to any Seller IP, or (ii) dispose of or permit to lapse any rights in, to or for the use of any Intellectual Property or Intellectual Property Rights used in connection with or related to the Business;

(p) the Seller does not enter into or amend any Contract pursuant to which any other party is granted exclusive rights or “most favored party” rights of any type or scope with respect to the Intellectual Property or the Business, or containing any non-competition covenants or other restrictions relating to the conduct of the Business or the Purchaser’s business activities;

(q) the Seller does not materially change the manner in which it provides warranties, discounts or credits to customers of the Business;

(r) the Seller does not place or allow the creation of any Encumbrance (other than a Permitted Encumbrance) on any Asset;

(s) the Seller does not enter into any transaction or take any other action of the type referred to in Section 2.4;

(t) with respect to matters related to the Business or the Assets, the Seller does not enter into any transaction or take any other action outside the Ordinary Course of Business, and the Seller shall not ship any finished goods to any customer, distributor, sale representative or original equipment manufacturers, except pursuant to the purchase orders identified on Exhibit D attached hereto, and then only at the times specified in such purchase orders (or as otherwise instructed by the customer in writing) and not before;

(u) the Seller does not enter into any transaction or take any other action that would reasonably be expected to cause or constitute a Breach of any representation or warranty made by the Seller in this Agreement if (i) such representation or warranty had been made as of the time of such transaction or action, (ii) such transaction had been entered into, or such action had been occurred, on or prior to the date of this Agreement or (iii) such representation or warranty had been made as of the Closing Date;

(v) the Seller does not commence a wafer start without the prior written consent of the Purchaser; and

(w) the Seller does not agree, commit or offer (in writing or otherwise) to take any of the actions described in clauses “(h)” through “(v)” of this Section 4.2.

4.3 Filings and Consents. The Seller shall ensure that: (a) all filings, notices and Consents required to be made, given and obtained in order to consummate the Transactions are made, given and obtained on a timely basis; and (b) during the Pre-Closing Period, the Seller and its Representatives cooperate with the Purchaser and with the Purchaser’s Representatives, and prepare and make available such documents and take such other actions as the Purchaser may reasonably request, in connection with any filing, notice or Consent that the Purchaser is required or elects to make, give or obtain.

4.4 Notification; Updates to Disclosure Schedule. During the Pre-Closing Period, the Seller shall promptly notify the Purchaser in writing of: (a) the discovery by the Seller of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes a Breach of any representation or warranty made by the Seller in this Agreement; (b) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute a Breach of any representation or warranty made by the Seller in this Agreement if (i) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance, or (ii) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement; (c) any Breach of any covenant or obligation of the Seller; and (d) any event, condition, fact or circumstance that would reasonably be expected to make the timely satisfaction of any of the conditions set forth in Section 6 or Section 7 impossible or unlikely. If any event, condition, fact or circumstance that is required to be disclosed pursuant to this Section 4.4 requires any change in the Disclosure Schedule, or if any such event, condition, fact or circumstance would require such a change assuming the Disclosure Schedule were dated as of the date of the occurrence, existence or discovery of such event, condition, fact or circumstance, then the Seller shall deliver to the Purchaser, at least one week prior to the Closing Date, an update to the Disclosure Schedule specifying such change. No such update shall be deemed to supplement or amend the Disclosure Schedule for the purpose of (A) determining the accuracy of any representation or warranty made by the Seller in this Agreement or in the Closing Certificate, or (B) determining whether any of the conditions set forth in Section 6 has been satisfied.

4.5 No Negotiation. During the Pre-Closing Period, neither the Seller nor any Representative of the Seller, directly or indirectly: (a) solicits or encourages the initiation of any inquiry, proposal or offer from any Person (other than the Purchaser) relating to any Acquisition Transaction; (b) participates in any discussions or negotiations with, or provides any non-public information to, any Person (other than the Purchaser) relating to any proposed Acquisition Transaction; or (c) considers the merits of any unsolicited inquiry, proposal or offer from any Person (other than the Purchaser) relating to any Acquisition Transaction.

4.6 Best Efforts. During the Pre-Closing Period, the Seller shall use its Best Efforts to cause the conditions set forth in Section 6 to be satisfied on a timely basis.

4.7 Confidentiality. The Seller shall ensure that, during the Pre-Closing Period: (a)\ neither the Seller, nor any Representative of the Seller, issues or disseminates any press release or other publicity or otherwise makes any disclosure of any nature (to any supplier, customer, landlord, creditor or employee of the Seller or to any other Person) regarding any of the Transactions or the existence or terms of this Agreement, except to the extent that the Seller is required by law to make any such disclosure; and (b) if the Seller is required by law to make any such disclosure, the Seller shall advise the Purchaser, at least five business days before making such disclosure, of the nature and content of the intended disclosure.

4.8 FIRPTA Matters. At the Closing, (a) the Seller shall deliver to the Purchaser a statement (in such form as may be reasonably requested by counsel to the Purchaser) conforming to the requirements of Section 1.897 - 2(h)(1)(i) of the United States Treasury Regulations, and (b) the Seller shall deliver to the IRS the notification required under Section 1.897 - 2(h)(2) of the United States Treasury Regulations.

5. PRE-CLOSING COVENANTS OF THE PURCHASER.

5.1 Best Efforts. During the Pre-Closing Period, the Purchaser shall use its Best Efforts to cause the conditions set forth in Section 7 to be satisfied.

5.2 Employment Offers. During the Pre-Closing Period, the Purchaser shall make offers of employment to the Business Employees that are contingent upon the purchase of the Assets having occurred.

5.3 Confidentiality. The Purchaser shall ensure that, during the Pre-Closing Period: (a) neither the Purchaser, nor any Representative of the Purchaser, issues or disseminates any press release or other publicity or otherwise makes any disclosure of any nature (to any supplier, customer, landlord, creditor or employee of the Purchaser or to any other Person) regarding any of the Transactions or the existence or terms of this Agreement, except to the extent that the Purchaser is required by law to make any such disclosure; and (b) if the Purchaser is required by law to make any such disclosure, the Purchaser shall advise the Seller, at least five business days before making such disclosure, of the nature and content of the intended disclosure.

6. CONDITIONS PRECEDENT TO THE PURCHASER’S OBLIGATION TO CLOSE.

The Purchaser’s obligation to purchase the Assets and to take the other actions required to be taken by the Purchaser at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by the Purchaser, in whole or in part, in writing):

6.1 Accuracy Of Representations. All of the representations and warranties made by the Seller in this Agreement (considered collectively), and each of said representations and warranties (considered individually), shall have been accurate in all material respects as of the date of this Agreement, and shall be accurate in all material respects as of the Closing Date as if made at the Closing Date, without giving effect to any update to the Disclosure Schedule.

6.2 Performance Of Obligations.

(a) Each of the documents referred to in Sections 1.5(b)(i), 1.5(b)(iii), and 1.5(b)(iv) shall have been executed by each of the parties thereto and delivered to the Purchaser.

(b) All of the covenants and obligations that the Seller is required to comply with or to perform at or prior to the Closing (considered collectively), and each of said covenants and obligations (considered individually), shall have been duly complied with and performed in all material respects.

6.3 Consents. Each of the Consents identified in (i), (ii) and (iii) of Part 2.25 of the Disclosure Schedule shall have been obtained and shall be in full force and effect, including the Consent substantially in the form attached as Exhibit H.

6.4 No Material Adverse Change. There shall have been no material adverse change in the Assets or in the Business or its prospects, liabilities, operations or financial performance since the date of this Agreement, and no event shall have occurred and no condition or circumstance shall exist that could reasonably be expected to give rise to any such material adverse change; provided that, no such material adverse change shall be deemed to have occurred to the extent such change or effect directly results from or directly arises out of (i) changes in general economic conditions, (ii) changes affecting the industries of the Seller generally, (iii) any changes in applicable laws or accounting principles, standards, rules and regulations applicable to the Seller the Business or Assets, (iv) the public announcement of this Agreement or the Transactions, or (v) any action or failure to act specifically required by this Agreement or specifically consented to in writing by the Purchaser.

6.5 Additional Documents. The Purchaser shall have received the following documents:

(a) estoppel certificates executed on behalf of the Person(s) identified on Exhibit E and on behalf of such other Persons as the Purchaser may reasonably specify, dated as of a date not more than three days prior to the Closing Date and satisfactory in form and content to the Purchaser; and

(b) such other documents as the Purchaser may reasonably request for the purpose of (i) evidencing the accuracy of any representation or warranty made by the Seller, (ii) evidencing the compliance by the Seller with, or the performance by the Seller of, any covenant or obligation set forth in this Agreement, (iii) evidencing the satisfaction of any condition set forth in this Section 6, or (iv) otherwise facilitating the consummation or performance of any of the Transactions.

6.6 No Proceedings. Since the date of this Agreement, there shall not have been commenced or threatened against the Purchaser, or against any Person affiliated with the Purchaser, any Proceeding (a) involving any material challenge to, or seeking material damages or other material relief in connection with, any of the Transactions, or (b) that would reasonably be expected to have the effect of preventing, delaying, making illegal or otherwise interfering with any of the Transactions.

6.7 No Prohibition. Neither the consummation nor the performance of any the Transactions will, directly or indirectly (with or without notice or lapse of time), contravene or conflict with or result in a violation of, or cause the Purchaser or any Person affiliated with the Purchaser to suffer any adverse consequence under, any applicable Legal Requirement or Order.

6.8 Employees. Each of the Key Business Employees identified in Section (a) of Exhibit G shall have accepted the Purchaser’s offer of employment, and two of the three Key Business Employees identified in Section (b) of Exhibit G shall have accepted the Purchaser’s offer of employment.

6.9 FIRPTA Compliance. The Seller shall have filed with the IRS the notification referred to in Section 4.8(b).

7. CONDITIONS PRECEDENT TO THE SELLER’S OBLIGATION TO CLOSE.

The Seller’s obligation to sell the Assets and to take the other actions required to be taken by the Seller at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by the Seller, in whole or in part, in writing):

7.1 Accuracy Of Representations. All of the representations and warranties made by the Purchaser in this Agreement (considered collectively), and each of said representations and warranties (considered individually), shall have been accurate in all material respects as of the date of this Agreement and shall be accurate in all material respects as of the Closing Date as if made at the Closing Date.

7.2 Purchaser’s Performance.

(a) The Purchaser shall have executed and delivered the Assumption Agreement and shall have made the payment contemplated by Section 1.5(b)(ii).

(b) All of the other covenants and obligations that the Purchaser is required to comply with or to perform pursuant to this Agreement at or prior to the Closing (considered collectively), and each of said covenants and obligations (considered individually), shall have been complied with and performed in all material respects.

(c) The Purchaser shall have established the letter(s) of credit contemplated by Section 1.5(b)(viii) and delivered evidence thereto to the Seller.

8. TERMINATION.

8.1 Termination Events. This Agreement may be terminated prior to the Closing:

(a) by the Purchaser if (i) there is a material Breach of any covenant or obligation of the Seller and such Breach shall not have been cured within ten days after the delivery of notice thereof to the Seller, or (ii) the Purchaser reasonably determines that the timely satisfaction of any condition set forth in Section 6 has become impossible or impractical (other than as a result of any failure on the part of the Purchaser to comply with or perform its covenants and obligations set forth in this Agreement);

(b) by the Seller if (i) there is a material Breach of any covenant or obligation of the Purchaser and such Breach shall not have been cured within ten days after the delivery of notice thereof to the Purchaser, or (ii) the Seller reasonably determines that the timely satisfaction of any condition set forth in Section 7 has become impossible or impractical (other than as a result of any failure on the part of the Seller to comply with or perform any covenant or obligation set forth in this Agreement);

(c) by the Purchaser if the Closing has not taken place on or before September 15, 2009 (other than as a result of any failure on the part of the Purchaser to comply with or perform its covenants and obligations under this Agreement);

(d) by the Seller if the Closing has not taken place on or before September 15, 2009 (other than as a result of any failure on the part of the Seller to comply with or perform any covenant or obligation set forth in this Agreement);

(e) by either the Seller or the Purchaser if any permanent injunction or other Order of a Governmental Body preventing the consummation of the Transactions shall have become final and nonappealable; or

(f) by the mutual written consent of the Purchaser and the Seller.

8.2 Termination Procedures. If the Purchaser wishes to terminate this Agreement pursuant to Section 8.1(a), Section 8.1(c) or Section 8.1(e), the Purchaser shall deliver to the Seller a written notice stating that the Purchaser is terminating this Agreement and setting forth a brief description of the basis on which the Purchaser is terminating this Agreement. If the Seller wishes to terminate this Agreement pursuant to Section 8.1(b), Section 8.1(d) or Section 8.1(e), the Seller shall deliver to the Purchaser a written notice stating that the Seller is terminating this Agreement and setting forth a brief description of the basis on which the Seller is terminating this Agreement.

8.3 Effect Of Termination. If this Agreement is terminated pursuant to Section 8.1, all further obligations of the parties under this Agreement shall terminate; provided, however, that: (a) no party shall be relieved of any obligation or other Liability arising from any Breach by such party of any provision of this Agreement; (b) the parties shall, in all events, remain bound by and continue to be subject to the provisions set forth in Section 11; and (c) the parties shall, in all events, remain bound by and continue to be subject to Sections 4.7 and 5.3.

8.4 Nonexclusivity Of Termination Rights. The termination rights provided in Section 8.1 shall not be deemed to be exclusive. Accordingly, the exercise by any party of its right to terminate this Agreement pursuant to Section 8.1 shall not be deemed to be an election of remedies and shall not be deemed to prejudice, or to constitute or operate as a waiver of, any other right or remedy that such party may be entitled to exercise (whether under this Agreement, under any other Contract, under any statute, rule or other Legal Requirement, at common law, in equity or otherwise).

9. INDEMNIFICATION, ETC.

9.1 Survival Of Representations And Covenants.

(a) The representations, warranties, covenants and obligations of each party to this Agreement shall survive (without limitation): (i) the Closing and the sale of the Assets to the Purchaser; (ii) any sale or other disposition of any or all of the Assets by the Purchaser; and

(iii) the dissolution of any party to this Agreement. Except as set forth in Section 9.1(c), all of said representations, warranties, covenants and obligations shall remain in full force and effect and shall survive until that date which is six months following the Closing Date (the “Termination Date”).

(b) The representations, warranties, covenants and obligations of the Seller, and the rights and remedies that may be exercised by the Indemnitees, shall not be limited or otherwise affected by or as a result of (and each Indemnitee shall be deemed to have relied upon such representations, warranties, covenants and obligations notwithstanding) any information furnished to, or any investigation made by or any knowledge of, any of the Indemnitees or any of their Representatives.

(c) If a Claim Notice (as defined below) is given to the Seller on or prior to the Termination Date, then, notwithstanding anything to the contrary contained in this Section 9.1, the representations and warranties of the Seller shall not expire, but rather shall remain in full force and effect solely with respect to all claims of the Purchaser that are based upon, or that relate directly or indirectly to, the facts, circumstances or events described in the Claim Notice, until such time as each and every claim of Breach (including any indemnification claim asserted by any Indemnitee under Section 9.2) based upon such facts, circumstances or events has been fully and finally resolved, either by means of a written settlement agreement executed on behalf of the Seller and the Purchaser or by means of a final, non-appealable judgment issued by a court of competent jurisdiction.

(d) Notwithstanding anything to the contrary contained in Section 9.1(a), if the Seller had knowledge, on or prior to the Closing Date, of any Breach of any representation or warranty set forth in Section 2, then such representation or warranty shall not expire, but rather shall remain in full force and effect for an unlimited period of time (regardless of whether any Claim Notice relating to such representation or warranty is ever given).

(e) For purposes of this Agreement, a “Claim Notice” relating to a particular representation or warranty shall be deemed to have been given if any Indemnitee, acting in good faith, delivers to the Seller a written notice stating that such Indemnitee believes that there is or has been a possible Breach of such representation or warranty and containing (i) a brief description of the circumstances supporting such Indemnitee’s belief that there is or has been such a possible Breach, and (ii) a non-binding, preliminary estimate of the aggregate dollar amount of the actual and potential Damages that have arisen and are reasonably expected to arise as a direct or indirect result of such possible Breach.

(f) For purposes of this Agreement, each statement or other item of information set forth in the Disclosure Schedule or in any update to the Disclosure Schedule shall be deemed to be a representation and warranty made by the Seller in this Agreement.

9.2 Indemnification By The Seller.

(a) The Seller shall hold harmless and indemnify each of the Indemnitees from and against, and shall compensate and reimburse each of the Indemnitees for, any Damages that are directly or indirectly suffered or incurred by any of the Indemnitees or to which any of the Indemnitees otherwise become subject at any time (regardless of whether or not such Damages relate to any third-party claim) and that arise directly or indirectly from or as a direct or indirect result of, or are directly or indirectly connected with:

(i) any Breach of any representation or warranty made by the Seller in this Agreement as of the date of this Agreement (without giving effect to any qualification as to materiality contained or incorporated in such representation or warranty, and without giving effect to any update to the Disclosure Schedule);

(ii) any Breach of any representation or warranty made by the Seller in this Agreement as if such representation and warranty had been made on and as of the Closing Date (without giving effect to any qualification as to materiality contained or incorporated in such representation or warranty, and without giving effect to any update to the Disclosure Schedule);

(iii) any Breach of any representation, warranty, statement, information or provision contained in the Disclosure Schedule, each update to the Disclosure Schedule, or the Closing Certificate;

(iv) any Breach of any covenant or obligation of the Seller contained in any of the Transactional Agreements;

(v) any Liability of the Seller or of any Related Party, other than the Assumed Liabilities;

(vi) any Liability (other than the Assumed Liabilities) to which the Purchaser or any of the other Indemnitees may become subject and that arises directly or indirectly from or relates directly or indirectly to (A) any product produced or sold or any services performed by or on behalf of the Seller, (B) the presence of any Hazardous Material at any site owned, leased, occupied or controlled by the Seller on or at any time prior to the Closing Date, (C) the generation, manufacture, production, transportation, importation, use, treatment, refinement, processing, handling, storage, discharge, release or disposal of any Hazardous Material (whether lawfully or unlawfully) by or on behalf of the Seller, (D) the operation by the Seller of any of its businesses at any time, or (E) any failure to comply with any obligation of a “seller” under any bulk transfer law or similar Legal Requirement in connection with any of the Transactions; or

(vii) any Proceeding relating directly or indirectly to any Breach, alleged Breach, Liability or matter of the type referred to in clauses “(i),” through “(vi)” above (including any Proceeding commenced by any Indemnitee for the purpose of enforcing any of its rights under this Section 9).

(b) The Seller shall not be required to make any indemnification payment pursuant to Sections 9.2(a)(i), 9.2(a)(ii) or 9.2(a)(iii) for any Breach as set forth in such Sections until such time as the total amount of all Damages (including the Damages arising from such Breach and all other Damages arising from any other Breaches of any representations or warranties) that have been directly or indirectly suffered or incurred by any one or more of the

Indemnitees, or to which any one or more of the Indemnitees has or have otherwise become subject, exceeds $50,000. (If the total amount of such Damages exceeds the $50,000, the Indemnitees shall be entitled to be indemnified against and compensated and reimbursed for the entire amount of such Damages, and not merely the portion of such Damages exceeding $50,000.)

(c) The maximum aggregate Liability of the Seller under Sections 9.2(a)(i), 9.2(a)(ii) or 9.2(a)(iii) shall be limited to $875,000.

(d) The limitations on the indemnification obligations of the Seller that are set forth in Section 9.2(b) and (c) shall not apply to fraud of the Seller or any Representative of the Seller.

9.3 Indemnification By The Purchaser.

(a) The Purchaser shall hold harmless and indemnify the Seller from and against, and shall compensate and reimburse the Seller for, any Damages that are directly or indirectly suffered or incurred by the Seller or to which the Seller otherwise becomes subject at any time (regardless of whether or not such Damages relate to any third-party claim) and that arise directly or indirectly from or as a direct or indirect result of, or are directly or indirectly connected with:

(i) any failure on the part of the Purchaser to perform and discharge the Assumed Liabilities on a timely basis;

(ii) any Breach of any representation or warranty made by the Purchaser in this Agreement; or

(iii) any Proceeding relating directly or indirectly to any failure or Breach of the type referred to in clause “(i)” or “(ii)” above (including any Proceeding commenced by the Seller for the purpose of enforcing its rights under this Section 9.3).

(b) The Purchaser shall not be required to make any indemnification payment pursuant to Section 9.3(a) for any Breach of any of its representations and warranties until such time as the total amount of all Damages (including the Damages arising from such Breach and all other Damages arising from any other Breaches of its representations or warranties) that have been directly or indirectly suffered or incurred by the Seller, or to which the Seller have otherwise become subject, exceeds $50,000 in the aggregate. (If the total amount of such Damages exceeds $50,000 in the aggregate, the Seller shall be entitled to be indemnified against and compensated and reimbursed for the entire amount of such Damages, and not merely the portion of such Damages exceeding $50,000.)

(c) The maximum aggregate Liability of the Purchaser under Section 9.3 (a)(ii) shall be limited to $875,000.

(d) The limitations on the indemnification obligations of the Purchaser set forth in Section 9.3(b) and (c) shall not apply to fraud by the Purchaser or any Representative of the Purchaser.

9.4 Setoff. In addition to any rights of setoff or other rights that the Purchaser or any of the other Indemnitees may have at common law or otherwise, the Purchaser shall have the right to withhold and deduct any sum that may be owed to any Indemnitee under this Section 9 from any amount otherwise payable by any Indemnitee to the Seller. The withholding and deduction of any such sum shall operate for all purposes as a complete discharge (to the extent of such sum) of the obligation to pay the amount from which such sum was withheld and deducted.

9.5 Exclusivity Of Indemnification Remedy. The rights remedies and other remedies provided in Section 9.2 and 9.3 shall be deemed to be the sole and exclusive remedy of the Purchaser and the Seller, respectively, or any of the other Indemnitees for any Damages under the indemnification provisions contained in, and for any breach of, this Agreement and any other Transaction Document and for any and all other claims, liabilities, rights or remedies such Indemnified Persons may have at law or in equity. Notwithstanding the foregoing sentence, the exclusivity provided in the foregoing sentence shall not apply to any remedy sought by the Purchaser for fraud of the Seller or any Representative of the Seller.

9.6 Defense Of Third Party Claims. In the event of the assertion or commencement by any Person of any claim or Proceeding (whether against the Purchaser, any other Indemnitee or any other Person) with respect to which the Seller may become obligated to indemnify, hold harmless, compensate or reimburse any Indemnitee pursuant to this Section 9, the Purchaser shall have the right, at its election, to designate the Seller to assume the defense of such claim or Proceeding at the sole expense of the Seller; provided that Seller’s obligation to bear the expense of assuming the defense of such claim shall be subject to the terms of Section 9.2(c), but only if and to the extent that the amount payable by the Seller under Section 9.2 with respect to such claim, if such claim were decided in favor of the claimant, would be limited by the terms of Section 9.2(c). If the Purchaser so elects to designate the Seller to assume the defense of any such claim or Proceeding:

(a) the Seller shall proceed to defend such claim or Proceeding in a diligent manner with counsel satisfactory to the Purchaser;

(b) the Purchaser shall make available to the Seller any non-privileged documents and materials in the possession of the Purchaser that may be necessary to the defense of such claim or Proceeding;

(c) the Seller shall keep the Purchaser informed of all material developments and events relating to such claim or Proceeding;

(d) the Purchaser shall have the right to participate in the defense of such claim or Proceeding at its own expense;

(e) the Seller shall not settle, adjust or compromise such claim or Proceeding without the prior written consent of the Purchaser; and

(f) the Purchaser may at any time (notwithstanding the prior designation of the Seller to assume the defense of such claim or Proceeding) assume the defense of such claim or Proceeding.

If the Purchaser does not elect to designate the Seller to assume the defense of any such claim or Proceeding (or if, after initially designating the Seller to assume such defense, the Purchaser elects to assume such defense), the Purchaser may proceed with the defense of such claim or Proceeding on its own. If the Purchaser so proceeds with the defense of any such claim or Proceeding on its own:

(i) all expenses relating to the defense of such claim or Proceeding (whether or not incurred by the Purchaser) shall be borne and paid exclusively by the Seller; provided that Seller’s obligation to bear and pay the expense of Purchaser’s assumption of the defense of such claim shall be subject to the terms of Section 9.2(c), but only if and to the extent that the amount payable by the Seller under Section 9.2 with respect to such claim, if such claim were decided in favor of the claimant, would be limited by the terms of Section 9.2(c);

(ii) the Seller shall make available to the Purchaser any documents and materials in the possession or control of the Seller that may be necessary to the defense of such claim or Proceeding;

(iii) the Purchaser shall keep the Seller informed of all material developments and events relating to such claim or Proceeding; and

(iv) the Purchaser shall have the right to settle, adjust or compromise such claim or Proceeding without the consent of the Seller.

9.7 Exercise Of Remedies By Indemnitees Other Than The Purchaser. No Indemnitee (other than the Purchaser or any successor thereto or assign thereof) shall be permitted to assert any indemnification claim or exercise any other remedy under this Agreement unless the Purchaser (or any successor thereto or assign thereof) shall have consented to the assertion of such indemnification claim or the exercise of such other remedy.

10. CERTAIN POST-CLOSING COVENANTS.

10.1 Further Actions. From and after the Closing Date, the Seller shall cooperate with the Purchaser and the Purchaser’s affiliates and Representatives, and shall execute and deliver such documents and take such other actions as the Purchaser may reasonably request, for the purpose of evidencing the Transactions and putting the Purchaser in possession and control of all of the Assets and the Assumed Contracts. The Seller hereby irrevocably nominates, constitutes and appoints the Purchaser as the true and lawful attorney-in-fact of the Seller (with full power of substitution) effective as of the Closing Date, and hereby authorizes the Purchaser, in the name of and on behalf of the Seller, to execute, deliver, acknowledge, certify, file and record any document, to institute and prosecute any Proceeding and to take any other action (on or at any time after the Closing Date) that the Purchaser may deem appropriate for the purpose of (a) collecting, asserting, enforcing or perfecting any claim, right or interest of any kind that is included in or relates to any of the Assets or the Assumed Contracts, (b) defending or compromising any claim or Proceeding relating to any of the Assets or the Assumed Contracts, or (c) otherwise carrying out or facilitating any of the Transactions. The power of attorney referred to in the preceding sentence is and shall be coupled with an interest and shall be irrevocable, and shall survive the dissolution or insolvency of the Seller.

10.2 Publicity. Without limiting the generality of anything contained in Sections 4.7 and 5.3, each party shall ensure that, on and at all times after the Closing Date: (a) no press release or other publicity concerning any of the Transactions is issued or otherwise disseminated by or on behalf of such party without the other party’s prior written consent; (b) such party continues to keep the terms of this Agreement and the other Transactional Agreements strictly confidential; and (c) such party keeps strictly confidential, and does not use or disclose to any other Person, any non-public document or other information that relates directly or indirectly to the Business, the Assets, the other party or any affiliate of the other party.

11. MISCELLANEOUS PROVISIONS.

11.1 Further Assurances. Each party hereto shall execute and/or cause to be delivered to each other party hereto such instruments and other documents, and shall take such other actions, as such other party may reasonably request (prior to, at or after the Closing) for the purpose of carrying out or evidencing any of the Transactions.

11.2 Fees and Expenses.

(a) The Seller shall bear and pay all fees, costs and expenses (including all legal fees and expenses payable to Cooley Godward Kronish) that have been incurred or that are in the future incurred by, on behalf of or for the benefit of the Seller in connection with: (i) the negotiation, preparation and review of any letter of intent or similar document relating to any of the Transactions; (ii) the investigation and review conducted by the Purchaser and its Representatives with respect to the business of the Seller (and the furnishing of information to the Purchaser and its Representatives in connection with such investigation and review); (iii) the negotiation, preparation and review of this Agreement (including the Disclosure Schedule), the other Transactional Agreements and all bills of sale, assignments, certificates, opinions and other instruments and documents delivered or to be delivered in connection with the Transactions; (iv) the preparation and submission of any filing or notice required to be made or given in connection with any of the Transactions, and the obtaining of any Consent required to be obtained in connection with any of the Transactions; and (v) the consummation and performance of the Transactions.

(b) Subject to the provisions of Section 9 (including the indemnification and other obligations of the Seller thereunder), the Purchaser shall bear and pay all fees, costs and expenses (including all legal fees and expenses payable to Virtual Law Partners) that have been incurred or that are in the future incurred by or on behalf of the Purchaser in connection with: (i) the negotiation, preparation and review of any letter of intent or similar document relating to any of the Transactions; (ii) the investigation and review conducted by the Purchaser and its Representatives with respect to the business of the Seller; (iii) the negotiation, preparation and review of this Agreement, the other Transactional Agreements and all bills of sale, assignments, certificates, opinions and other instruments and documents delivered or to be delivered in connection with the Transactions; and (iv) the consummation and performance of the Transactions.

11.3 Attorneys’ Fees. If any legal action or other legal proceeding relating to any of the Transactional Agreements or the enforcement of any provision of any of the Transactional Agreements is brought against any party to this Agreement, the prevailing party shall be entitled to recover reasonable attorneys’ fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

11.4 Notices. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered (by hand, by registered mail, by courier or express delivery service or by facsimile) to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto):

if to the Seller:

Leadis Technology, Inc.

800 W. California Avenue, Suite 200

Sunnyvale, CA 94086

Facsimile: 408-331-8601

Attn: General Counsel

if to the Purchaser:

IXYS Corporation

1590 Buckeye Drive

Milpitas, CA 95035-7418

Facsimile: 408-416-0224

Attn: General Counsel

11.5 Time Of The Essence. Time is of the essence of this Agreement.

11.6 Headings. The headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

11.7 Counterparts. This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.

11.8	Governing Law; Venue.

(a) This Agreement shall be construed in accordance with, and governed in all respects by, the internal laws of the State of California (without giving effect to principles of conflicts of laws).

(b) Any legal action or other legal proceeding relating to this Agreement or the enforcement of any provision of this Agreement may be brought or otherwise commenced in any state or federal court located in the County of Santa Clara, California. Each party to this Agreement:

(i) expressly and irrevocably consents and submits to the jurisdiction of each state and federal court located in the County of Santa Clara, California (and each appellate court located in the State of California) in connection with any such legal proceeding;

(ii) agrees that each state and federal court located in the County of Santa Clara, California shall be deemed to be a convenient forum; and

(iii) agrees not to assert (by way of motion, as a defense or otherwise), in any such legal proceeding commenced in any state or federal court located in the County of Santa Clara, California, any claim that such party is not subject personally to the jurisdiction of such court, that such legal proceeding has been brought in an inconvenient forum, that the venue of such proceeding is improper or that this Agreement or the subject matter of this Agreement may not be enforced in or by such court.

(c) The Seller agrees that, if any Proceeding is commenced against any Indemnitee by any Person in or before any court or other tribunal anywhere in the world, then such Indemnitee may proceed against the Seller in or before such court or other tribunal with respect to any indemnification claim or other claim arising directly or indirectly from or relating directly or indirectly to such Proceeding or any of the matters alleged therein or any of the circumstances giving rise thereto.

(d) Nothing in this Section 11.8 shall be deemed to limit or otherwise affect the right of any Indemnitee to commence any legal proceeding against the Seller in any forum or jurisdiction.

11.9	Successors And Assigns; Parties In Interest.

(a) This Agreement shall be binding upon the parties and their respective successors and assigns (if any). This Agreement shall inure to the benefit of: the Seller; the Purchaser; the other Indemnitees (subject to Section 9.7); and the respective successors and assigns (if any) of the foregoing.

(b) The Purchaser may freely assign any or all of its rights under this Agreement (including its indemnification rights under Section 9), in whole or in part, to any other Person without obtaining the consent or approval of any other Person. The Seller shall not be permitted to assign any of his or its rights or delegate any of its obligations under this Agreement without the Purchaser’s prior written consent.

(c) Except for the provisions of Section 9 hereof, none of the provisions of this Agreement is intended to provide any rights or remedies to any Person other than the parties to this Agreement and their respective successors and assigns (if any). Without limiting the generality of the foregoing, (i) no employee of the Seller shall have any rights under this Agreement or under any of the other Transactional Agreements, and (ii) no creditor of the Seller shall have any rights under this Agreement or any of the other Transactional Agreements.

11.10 Remedies Cumulative; Specific Performance. The rights and remedies of the parties hereto shall be cumulative (and not alternative). The Seller agrees that: (a) in the event of any Breach or threatened Breach by the Seller of any covenant, obligation or other provision set forth in this Agreement, the Purchaser shall be entitled (in addition to any other remedy that may be available to it) to seek (i) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision, and (ii) an injunction restraining such Breach or threatened Breach; and (b) neither the Purchaser nor any other Indemnitee shall be required to provide any bond or other security in connection with any such decree, order or injunction or in connection with any related action or Proceeding.

11.11 Waiver.

(a) No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

(b) No Person shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

11.12 Amendments. This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of the Purchaser and the Seller.

11.13 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

11.14 Entire Agreement. The Transactional Agreements set forth the entire understanding of the parties relating to the subject matter thereof and supersede all prior agreements and understandings among or between any of the parties relating to the subject matter thereof.

11.15 Knowledge. For purposes of this Agreement, (a) the Seller shall be deemed to have “knowledge” of a particular fact or other matter if (i) any officer, director or counsel (including outside counsel) of the Seller, or (ii) Steve Domer has knowledge of such fact or other matter, after due inquiry, and (b) the Seller shall be deemed to have “actual knowledge” of a particular fact or other matter if any person described in clause (a) has knowledge of such fact or other matter, without the obligation of due inquiry.

11.16 Construction.

(a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

(b) Each party acknowledges that it has been represented by competent counsel in the negotiation and preparation of this Agreement. The parties agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(c) As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d) Except as otherwise indicated, all references in this Agreement to “Sections” and “Exhibits” are intended to refer to Sections of this Agreement and Exhibits to this Agreement.

(e) Except as the context otherwise requires, the term “Seller” includes the Seller all of its Subsidiaries, separately and collectively, and a representation and warranty with respect to the Seller will be deemed to be an equivalent representation and warranty with respect to each of the Seller’s Subsidiaries separately, and the Seller and all if its Subsidiaries collectively.

(f) The phrase “in the manner in which such business has been proposed by Seller management to be” shall be interpreted solely with reference to the product road map attached as Exhibit I.

The parties to this Agreement have caused this Agreement to be executed and delivered as of August 15, 2009.

LEADIS TECHNOLOGY, INC.
a Delaware corporation

By:	/s/ Antonio R. Alvarez
Antonio R. Alvarez, President and CEO

IXYS CH GMBH
a Swiss entity

By:	/s/ Uzi Sasson
Uzi Sasson, General Manager

Exhibits

A	Definitions
B	Form of Assumption Agreement
C	Assumed Contracts
D	Active Purchase Orders
E	Form of Estoppel Certificate
F	Excluded Assets
G	Key Business Employees
H	Form of Consent
I	Product Road Map

EXHIBIT A

CERTAIN DEFINITIONS

For purposes of the Agreement (including this Exhibit A):

Acquisition Transaction. “Acquisition Transaction” shall mean any transaction involving: (a) the sale or other disposition of all or any portion of the Business or the Assets (other than in the Ordinary Course of Business); or (b) any merger, consolidation, business combination, share exchange, share purchase, reorganization or similar transaction involving the Seller.

Agreement. “Agreement” shall mean the Asset Purchase Agreement to which this Exhibit A is attached (including the Disclosure Schedule), as it may be amended from time to time.

Best Efforts. “Best Efforts” shall mean the efforts that a prudent Person desiring to achieve a particular result would use in order to ensure that such result is achieved as expeditiously as possible.

Breach. There shall be deemed to be a “Breach” of a representation, warranty, covenant, obligation or other provision if there is or has been (a) any inaccuracy in or breach (including any inadvertent or innocent breach) of, or any failure (including any inadvertent failure) to comply with or perform, such representation, warranty, covenant, obligation or other provision, or (b) any claim (by any Person) or other circumstance that is inconsistent with such representation, warranty, covenant, obligation or other provision; and the term “Breach” shall be deemed to refer to any such inaccuracy, breach, failure, claim or circumstance.

Business. shall mean the business conducted by Seller as of the Closing Date in (i) the manufacture, supply, distribution, sale and support of its LDS342, LDS343 and LDS518 LCD display driver products, and (ii) the design, development, research, manufacture, supply, distribution, sale and support of its light emitting diode (LED) products.

CERCLA. “CERCLA” shall mean the Comprehensive Environmental Response, Compensation and Liability Act.

COBRA. “COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

Consent. “Consent” shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

Contract. “Contract” shall mean any written, oral, implied or other agreement, contract, understanding, arrangement, instrument, note, guaranty, indemnity, representation, warranty, deed, assignment, power of attorney, certificate, purchase order, work order, insurance policy, benefit plan, commitment, covenant, assurance or undertaking of any nature.

Damages. “Damages” shall include any loss, damage, injury, decline in value, Liability, claim, demand, settlement, judgment, award, fine, penalty, Tax, fee (including any legal fee, expert fee, accounting fee or advisory fee), charge, cost (including any cost of investigation) or expense of any nature.

Disclosure Schedule. “Disclosure Schedule” shall mean the schedule (dated as of the date of the Agreement) delivered to the Purchaser on behalf of the Seller, a copy of which is attached to the Agreement and incorporated in the Agreement by reference.

Encumbrance. “Encumbrance” shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, equity, trust, equitable interest, claim, preference, right of possession, lease, tenancy, license, encroachment, covenant, infringement, interference, Order, proxy, option, right of first refusal, preemptive right, community property interest, legend, defect, impediment, exception, reservation, limitation, impairment, imperfection of title, condition or restriction of any nature (including any restriction on the transfer of any asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

Entity. “Entity” shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, cooperative, foundation, society, political party, union, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

ERISA. “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

Excluded Assets. “Excluded Assets” shall mean the assets identified on Exhibit F (to the extent owned by the Seller on the Closing Date).

FMLA. “FMLA” shall mean the Family Medical Leave Act of 1993, as amended.

GAAP. “GAAP” shall mean generally accepted accounting principles.

Governmental Authorization. “Governmental Authorization” shall mean any: (a) permit, license, certificate, franchise, concession, approval, consent, ratification, permission, clearance, confirmation, endorsement, waiver, certification, designation, rating, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Body.

Governmental Body. “Governmental Body” shall mean any: (a) nation, principality, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, officer, official, representative, organization, unit, body or Entity and any court or other tribunal); (d) multi-national organization or body; or (e) individual, Entity or body exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military or taxing authority or power of any nature.

Hazardous Material. “Hazardous Material” shall include: (a) any petroleum, waste oil, crude oil, asbestos, urea formaldehyde or polychlorinated biphenyl; (b) any waste, gas or other substance or material that is explosive or radioactive; (c) any “hazardous substance,” “pollutant,” “contaminant,” “hazardous waste,” “regulated substance,” “hazardous chemical” or “toxic chemical” as designated, listed or defined (whether expressly or by reference) in any statute, regulation or other Legal Requirement (including CERCLA and any other so-called “superfund” or “superlien” law and the respective regulations promulgated thereunder); (d) any other substance or material (regardless of physical form) or form of energy that is subject to any Legal Requirement which regulates or establishes standards of conduct in connection with, or which otherwise relates to, the protection of human health, plant life, animal life, natural resources, property or the enjoyment of life or property from the presence in the environment of any solid, liquid, gas, odor, noise or form of energy; and (e) any compound, mixture, solution, product or other substance or material that contains any substance or material referred to in clause “(a)”, “(b)”, “(c)” or “(d)” above, but excludes office and janitorial supplies properly and safely used, stored and maintained.

HIPAA. “HIPAA” shall mean the Health Insurance Portability and Accountability Act of 1996, as amended.

Immaterial Contract. “Immaterial Contract” shall mean any Seller Contract that: (a) was entered into by the Seller in the Ordinary Course of Business; (b) is identical in all material respects to one of the Standard Form Agreements; (c) has a term of less than 90 days or may be terminated by the Seller (without penalty) within 30 days after the delivery of a termination notice by the Seller to the other party thereto; and (d) does not contemplate or involve the payment of cash or other consideration in an amount or having a value in excess of $10,000.

Indemnitees. “Indemnitees” shall mean the following Persons: (a) the Purchaser; (b) the Purchaser’s current and future affiliates; (c) the respective Representatives of the Persons referred to in clauses “(a)” and “(b)” above; and (d) the respective successors and assigns of the Persons referred to in clauses “(a)”, “(b)” and “(c)” above.

Intellectual Property. “Intellectual Property” shall mean and include all algorithms, application programming interfaces, apparatus, assay components, biological materials, cell lines, clinical data, chemical compositions or structures, circuit designs and assemblies, databases and data collections, diagrams, formulae, gate arrays, IP cores, inventions (whether or not patentable), know-how, logos, marks (including brand names, product names, logos, and slogans), methods, network configurations and architectures, net lists, photomasks, processes, proprietary information, protocols, schematics, specifications, software, software code (in any form including source code and executable or object code), subroutines, test results, test vectors, user interfaces, techniques, URLs, web sites, works of authorship, and other forms of technology (whether or not embodied in any tangible form and including all tangible embodiments of the foregoing such as instruction manuals, laboratory notebooks, prototypes, samples, studies, and summaries).

Intellectual Property Rights. “Intellectual Property Rights” shall mean and include all rights of the following types under the laws of any jurisdiction in the world: (a) rights associated with works of authorship, including exclusive exploitation rights, copyrights, moral rights, and mask works; (b) trademark and trade name rights and similar rights; (c) trade secret rights; (d) patents (including patent applications) and industrial property rights; (e) other proprietary rights in Intellectual Property of every kind and nature; and (f) all registrations, renewals, extensions, continuations, divisions, or reissues of, and applications for, any of the rights referred to in clauses (a) through (e) above.

IRS. “IRS” shall mean the United States Internal Revenue Service.

Key Business Employees. “Key Business Employees” shall mean those employees of the Seller listed on Exhibit G.

Legal Requirement. “Legal Requirement” shall mean any federal, state, local, municipal, foreign or other law, statute, legislation, constitution, principle of common law, resolution, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, ruling, directive, pronouncement, requirement, specification, determination, decision, opinion or interpretation issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Body.

Liability. “Liability” shall mean any debt, obligation, duty or liability of any nature (including any unknown, undisclosed, unmatured, unaccrued, unasserted, contingent, indirect, conditional, implied, vicarious, derivative, joint, several or secondary liability), regardless of whether such debt, obligation, duty or liability would be required to be disclosed on a balance sheet prepared in accordance with generally accepted accounting principles and regardless of whether such debt, obligation, duty or liability is immediately due and payable.

Order. “Order” shall mean any: (a) order, judgment, injunction, edict, decree, ruling, pronouncement, determination, decision, opinion, verdict, sentence, subpoena, writ or award issued, made, entered, rendered or otherwise put into effect by or under the authority of any court, administrative agency or other Governmental Body or any arbitrator or arbitration panel; or (b) Contract with any Governmental Body entered into in connection with any Proceeding.

Ordinary Course of Business. An action taken by or on behalf of the Seller shall not be deemed to have been taken in the “Ordinary Course of Business” unless:

(a) such action is recurring in nature, is consistent with the past practices of the Seller and is taken in the ordinary course of the normal day-to-day operations of the Seller;

(b) such action is taken in accordance with sound and prudent business practices;

(c) such action is not required to be authorized by the shareholders of the Seller, the board of directors of the Seller or any committee of the board of directors of the Seller and does not require any other separate or special authorization of any nature; and

(d) such action is similar in nature and magnitude to actions customarily taken, without any separate or special authorization, in the ordinary course of the normal day-to-day operations of comparable Entities.

Permitted Encumbrances. “Permitted Encumbrances” shall mean: (A) statutory liens for Taxes that are not yet due and payable; (B) statutory liens to secure obligations to landlords, lessors or renters under leases or rental agreements; (C) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by applicable law; and (D) statutory liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies and other like liens.

Person. “Person” shall mean any individual, Entity or Governmental Body.

Pre-Closing Period. “Pre-Closing Period” shall mean the period from the date of the Agreement through the earlier of the termination of this Agreement pursuant to Section 8 or the Closing Date.

Proceeding. “Proceeding” shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding and any informal proceeding), prosecution, contest, hearing, inquiry, inquest, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Body or any arbitrator or arbitration panel.

Registered IP. “Registered IP” shall mean all Intellectual Property Rights that are registered, filed, or issued under the authority of any Governmental Body, including all patents, registered copyrights, registered mask works, and registered trademarks and all applications for any of the foregoing.

Related Party. Each of the following shall be deemed to be a “Related Party”: (a) each individual who is, or who has at any time been, an officer of the Seller; (b) each member of the family of each of the individuals referred to in clause “(a)” above; and (c) any Entity (other than the Seller) in which any one of the individuals referred to in clauses “(a)” and “(b)” above holds or held (or in which more than one of such individuals collectively hold or held), beneficially or otherwise, a controlling interest or a material voting, proprietary or equity interest.

Representatives. “Representatives” shall mean officers, directors, employees, agents, attorneys, accountants, advisors and representatives.

Seller Contract. “Seller Contract” shall mean any Contract: (a) to which the Seller is a party and which relates to the Business; (b) by which any of the assets of the Seller related to the Business is or may become bound or under which the Seller has, or may become subject to, any obligation related to the Business; or (c) under which the Seller has or may acquire any right or interest that is related to the Business.

Seller Employee. “Seller Employee” shall mean any current or former employee, independent contractor or director of the Seller or any Subsidiary thereof.

Seller Employee Plan. “Seller Employee Plan” shall mean any plan, program, policy, practice, Contract or other arrangement providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written, unwritten or otherwise, funded or unfunded, including each “employee benefit plan,” within the meaning of Section 3(3) of ERISA (whether or not ERISA is applicable to such plan), that is or has been maintained, contributed to, or required to be contributed to, by the Seller or any Subsidiary thereof for the benefit of any Seller Employee, or with respect to which the Seller or any Subsidiary thereof has or may have any liability or obligation.

Seller IP. “Seller IP” shall mean (a) the Seller-Owned IP, (b) all Intellectual Property Rights in or pertaining to the Seller Products or methods or processes used to manufacture the Seller Products that are licensed to the Seller by a third party and listed on Part 2.10(c) to the Disclosure Schedule, and (b) all other Intellectual Property Rights related to or used in connection with the Business.

Seller IP Contract. “Seller IP Contract” shall mean any Contract to which the Seller is a party or by which the Seller is bound, that contains any assignment or license of, or covenant not to assert or enforce, any Intellectual Property Right related to the Business or that otherwise relates to any Seller-Owned IP or any Intellectual Property related to the Business developed by, with, or for the Seller.

Seller-Owned IP. “Seller-Owned IP” shall mean all Intellectual Property Rights in or pertaining to the Seller Products or methods or processes used to manufacture the Seller Products (other than Intellectual Property Rights licensed to the Seller by a third party and listed on Part 2.10(c) to the Disclosure Schedule).

Seller Pension Plan. “Seller Pension Plan” shall mean each Seller Employee Plan that is an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA.

Seller Product. “Seller Product” shall mean any product or service designed, developed, manufactured, marketed, distributed, provided, licensed, or sold at any time by the Seller or any Subsidiary thereof in connection with the operation of the Business.

Standard Form Agreements. “Standard Form Agreements” shall mean the forms of agreements attached as Appendices 2.10(A) and 2.10(B) to the Disclosure Schedule.

Subsidiaries. “Subsidiaries” shall mean (i) any Entity in an unbroken chain of Entities beginning with Seller if each of the Entities other than the last Entity in the unbroken chain then owns stock possessing 50% or more of the total combined voting power of all classes of equity interests in one of the other Entities in such chain; (ii) any partnership in which Seller is a general partner; or (iii) any partnership in which Seller possesses a 50% or greater interest in the total capital or total income of such partnership.

Tax. “Tax” shall mean any tax (including any income tax, franchise tax, capital gains tax, estimated tax, gross receipts tax, value-added tax, surtax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, occupation tax, inventory tax, occupancy tax, withholding tax or payroll tax), levy, assessment, tariff, impost, imposition, toll, duty (including any customs duty), deficiency or fee, and any related charge or amount (including any fine, penalty or interest), that is, has been or may in the future be (a) imposed, assessed or collected by or under the authority of any Governmental Body, or (b) payable pursuant to any tax-sharing agreement or similar Contract.

Tax Return. “Tax Return” shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information that is, has been or may in the future be filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

Transactional Agreements. “Transactional Agreements” shall mean: (a) the Agreement; (b) the Assumption Agreement and (c) the Closing Certificate.

Transactions. “Transactions” shall mean (a) the execution and delivery of the respective Transactional Agreements, and (b) all of the transactions contemplated by the respective Transactional Agreements, including: (i) the sale of the Assets by the Seller to the Purchaser in accordance with the Agreement; (ii) the assumption of the Assumed Liabilities by the Purchaser pursuant to the Assumption Agreement; and (iii) the performance by the Seller and the Purchaser of their respective obligations under the Transactional Agreements, and the exercise by the Seller and the Purchaser of their respective rights under the Transactional Agreements.